Exhibit 4.31

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED HAVE BEEN MARKED WITH THREE ASTERISKS [ * * * ] AND A FOOTNOTE INDICATING “CONFIDENTIAL TREATMENT REQUESTED”. MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

October 7, 2016

DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”), dated as of October __, 2016 (the “Effective Date”), is made by and between Chong Kun Dang Pharmaceutical Corp. of Seoul, Korea (herein: “CKD”) and Can-Fite Biopharma, Ltd of Petach-Tikva, Israel (herein: “Can-Fite”). CKD and Can-Fite may be referred to herein individually as a “Party” and jointly as the “Parties.”

RECITALS

WHEREAS, Can-Fite is developing a pharmaceutical product for treating liver cancer with a pharmaceutical formulation(s) containing API 2-chloro-N6-(3-iodobenzyl)-adenosine-5’-N-methly-uronamide, and called CF102 by Can-Fite (the “Product”); and

WHEREAS, Can-Fite is conducting the Can-Fite Phase II Clinical Trial (as defined below) of the Product in tablet form (as more fully described below) for the treatment of liver cancer, as described in the Existing Filing Document (as defined below); and

WHEREAS, Can-Fite has yet to receive the requisite approval for the marketing and sale of the Product;

WHEREAS, Can-Fite wishes, once the clinical development activities are successfully completed and the requisite approvals are obtained, to have the Product manufactured and packaged for distribution, marketing and sale for use in the Field in the Territory;

WHEREAS, CKD has experience in the distribution, marketing and sale of pharmaceutical products in the Territory; and

WHEREAS, Can-Fite desires to grant CKD and CKD desires to accept, a license and the right and obligation to distribute and sell Product for use in the Field in the Territory subject to the terms and conditions of this Agreement.

Confidential

NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

ARTICLE 1.
DEFINITIONS

As used in this Agreement, (i) neutral pronouns and any derivations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural and vice versa, as the context may require; (ii) the words “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all exhibits, as the same may be amended from time to time, and not to any subdivision of this Agreement; (iii) the word “including” is not intended to be exclusive and means “including without limitation”; (iv) the word “days” means “calendar days,” unless otherwise stated; (iv) “Section” refers to sections and subsections in this Agreement; (iv) descriptive headings are inserted for convenience of reference only and do not constitute a part of and shall not be used in interpreting this Agreement; and the following capitalized terms shall have the following meanings:

1.1       “Adverse Drug Experience” or “ADE” means any untoward medical occurrence in a patient who was administered the Product and which does not necessarily have a causal relationship with the Product. An ADE can therefore be any unfavorable and unintended sign (for example, an abnormal laboratory finding), symptom, or disease temporally associated with the use of the Product, whether or not considered related to the Product.

1.2       “Affiliate” shall mean a corporation, partnership, trust, limited liability company or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party, but only for so long as such relationship exists. For such purposes, “control” or “controlled by” and “under common control with” shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock or partnership interest, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting shares shall in any event be deemed to confer control, it being understood that the direct or indirect ownership of a lesser percentage shall not necessarily preclude the existence of control.

1.3       “Approved Manufacturer” means Can-Fite and/or a Third Party selected by Can-Fite, for the purpose of Manufacturing the Product.

1.4       “Can-Fite’s other licensee(s)” shall mean companies, firms, corporations, partnerships or other Third Party, to whom Can-Fite has granted a right to Commercialize the Product inside the Territory outside the Field or outside the Territory inside or outside the Field.

1.5       “Can-Fite Phase II Clinical Trial” shall mean the human clinical trial of the Product being conducted by Can-Fite in Israel and several European countries to determine the safety and efficacy of the Product as described in the Existing Filing Document, all costs and expenses of which shall be borne by Can-Fite.

1.6       “CDA” shall mean the Mutual Confidential Disclosure Agreement between the Parties dated as of July 29, 2014.

1.7       “Clinical Study/Studies” shall mean such clinical studies in human beings, including the Can-Fite Phase II Clinical Trial and other studies described as Phase I Clinical Trials, Phase II Clinical Trials and Phase III Clinical Trials in 21 C.F.R. 312.2(c) for the United States, or similar clinical studies prescribed by a Regulatory Authority in another country, as may be required to be conducted and/or produced by or on behalf of either Party, or Can-Fite’s Other Licensee(s), in connection with obtaining Marketing Authorization for the Product either inside or outside of the Territory. A Clinical Study shall be deemed to have commenced when the first patient or subject in such study has been enrolled.

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1.8       “Commercial Launch” shall mean the first shipping by CKD, its Affiliate or its distributor of the Product following Marketing Authorization in the Territory to its or their wholesalers or other Third Party purchasers in the Territory for the purpose of and selling the Product.

1.9       “Commercially Reasonable Efforts” shall mean continuous and diligent efforts of a degree and kind, including the level of attention and care and providing of funding and manpower, as are consistent with industry custom and practice within the applicable territory and with the then current stage of product life cycle, which efforts shall in no event be less than the efforts that a Party applies with respect to its other programs and products of similar commercial potential measured as of the then current stage of product life cycle consistent with the exercise of good business judgment for the maximization of profits.

1.10       “Commercialization”, with a correlative meaning for “Commercialize” and “Commercializing”, means all activities undertaken before and after obtaining Marketing Authorization relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale and distribution of the Product, including strategic marketing, sales force detailing, advertising, medical education and liaison, and market and Product support, and all customer support, Product distribution, invoicing, sales and other commercialization activities; provided, however, “Commercialization” shall exclude any activities relating to the manufacture of the Product.

1.11       “Commercialization Milestones” shall mean those commercialization milestones set out in Exhibit A attached hereto.

1.12       “Confidential Information” shall mean any and all inventions, ideas, discoveries, data, instructions, designs, information, components, methods, tools, developments, innovations, techniques, materials, technology, protocols, procedures, results, formulae, trade secrets, know-how and other non-public and proprietary materials, products, processes or information, including research, product plans, manufacturing processes, manufacturing or operating costs, services, software, hardware, customer lists, price lists, business plans, marketing plans or financial information, that is or was disclosed or supplied by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement or the CDA. Disclosures by a Party’s Affiliate shall be deemed disclosures by that Party, and disclosures to a Party’s Affiliate shall be deemed disclosures to that Party.

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Confidential

Notwithstanding the foregoing, Confidential Information shall not include any part of the foregoing that the Receiving Party can reasonably demonstrate:

1.12.1       Was already known to the Receiving Party as evidenced by the Receiving Party’s competent, contemporaneous written records, other than any portion of such information that was under an obligation of confidentiality at the time of its disclosure;

1.12.2       Became generally available to the public or otherwise becomes part of the public domain after disclosure of such information to the Receiving Party, other than by breach of this Agreement by the Receiving Party or by anyone to whom the Receiving Party disclosed such information;

1.12.3       Was subsequently lawfully disclosed to the Receiving Party by a Third Party, without any restriction on disclosure, other than in breach of a confidentiality obligation of such Third Party to the Disclosing Party; or

1.12.4       Was independently developed or discovered by employees of the Receiving Party who had no access to the Confidential Information of the Disclosing Party and did not make use of the Confidential Information of the Disclosing Party, as demonstrated by competent, contemporaneous written records.

1.13       “Controlled” or “Controls”, when used in reference to intellectual property, shall mean the legal authority or right of a Party (or any of its Affiliates) to grant a license or sublicense of intellectual property rights to the other Party, or to otherwise disclose proprietary or trade secret information to the other Party, without breaching the terms of any agreement with a Third Party, infringing upon the intellectual property rights of a Third Party, or misappropriating the proprietary or trade secret information of a Third Party. This term may be used herein as a noun.

1.14       “Data” shall mean any and all data from research and development work, including but not limited to all data from Clinical Studies or Non-Clinical Studies, price registrations and regulatory submissions, related to the Product, including but not limited to data related to metabolites, degradation substances and impurities.

1.15       “Development Plan” shall mean the written document prepared and determined by CKD that describes the overall program for development of the Product in the Field in the Territory. The Development Plan shall include, among other things, estimated activities and timelines towards procurement of Marketing Authorization in the Territory. The Development Plan also shall forecast the initial Product supply requirements for such development activities.

1.16       “Existing Filing Document” shall mean the document(s) submitted by Can-Fite to FDA that enabled Can-Fite to lawfully initiate the Can-Fite Phase II Clinical Trial.

1.17       “FDA” shall mean the United States Food and Drug Administration, or any successor entity thereto.

1.18       “Field” shall mean systemic use of the Product for the therapeutic treatment of liver cancer in humans.

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1.19       “First Commercial Sale” means the date of the first arm’s length sale of a Product by CKD, its Affiliates or Sublicensees to a Third Party in the Territory, as evidenced by delivery of the Product to the Third Party

1.20       “Fiscal Year” means the twelve (12) months ending December 31.

1.21       “Good Manufacturing Practices (GMP)” means at any time the quality systems and good manufacturing practices as required by applicable Laws, directives, rules, regulations, guides and guidance in existence in the Territory at that time.

1.22       “Knowledge” shall mean, with respect to a Party, the good faith understanding of the facts and information in the possession of an officer of such Party, or any in-house legal counsel of such Party. For purposes of this definition, an “officer” shall mean any person in the position of senior vice president, president, chief operating officer or chief executive officer of a Party.

1.23       “Law” means all laws, statutes, ordinances, decrees, judgments, codes, standards, acts, orders, by-laws, rules, regulations, permits, legally binding policies and guidelines and legally binding requirements of all Regulatory Authorities, including any amendments thereto, and all regulations, rules, guidelines and procedures promulgated thereunder, as well as analogous legislation in the remainder of the Territory.

1.24       “Licensed Know-How” shall mean all ideas, data, instructions, discoveries, inventions, processes, formulae, techniques, procedures, designs, sketches, records, components, methods, tools, developments, innovations, materials, technology, protocols, results, expert opinions and other information Controlled by Can-Fite and/or its Affiliates as of the Effective Date and during the term of this Agreement relating to the Product that are not in the public domain and that are necessary for the development, use, manufacture (as authorized under this Agreement), sale or otherwise Commercialization of the Product in the Field in the Territory. Licensed Know-How shall expressly exclude Licensed Patents.

1.25       “Licensed Patents” shall mean the patents and patent applications Controlled by Can-Fite and/or its Affiliates as of the Effective Date and during the term of this Agreement relating to the Product and/or the use of the Product within the Field and having one or more Valid Claims within the Territory. The Licensed Patents are identified in Exhibit B, attached hereto and incorporated herein, as it may be amended by the Parties from time to time.

1.26       “Licensed Technology” shall mean the Licensed Know-How and the Licensed Patents.

1.27       “Manufacture” means to make the Product in compliance with GMP, including to process, prepare, make and Test the raw materials used in the preparation of Product and to Test the Product prior to release for Packaging, in each case in a finished dosage form ready for administration to humans and “Manufacturing” has a corresponding meaning.

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1.28       “Manufacturing Cost” shall mean all costs for the Manufacturing of the Product, calculated by using Can-Fite’s standard accounting procedures. Such costs shall include, but not be limited to, the fully burdened costs of all raw materials, labor and reasonable overhead for the synthesis, formulation, filling, finishing, labeling, packaging, storing, quality control and assurance activities and procurement costs associated with the Product.

1.29       “Market” means to promote, advertise, distribute, market, offer to sell and/or sell for purposes of a commercial sale, and “Marketing” has a corresponding meaning.

1.30       “Marketing Authorization” shall mean all approvals (including labeling, price and reimbursement approvals, if applicable), licenses, registrations, permits or authorizations of any Regulatory Authority necessary for Commercialization of the Product inside or outside of the Territory, as the case may be.

1.31       “MFDS” shall mean “Ministry of Food & Drug Safety”, the competent regulatory authority in Korea that is responsible for granting Marketing Authorization for a regulated pharmaceutical in Korea.

1.32       "NHIS" shall mean the National Health Insurance Services in Korea.

1.33       “NDA” or “New Drug Application” shall mean a new drug application filed with a Regulatory Authority, wherein NDA approval shall permit marketing of the applicable product.

1.34       “Net Sales” shall mean the total amount invoiced to Third Parties in connection with sales of the Product by CKD, its Affiliates, its Sublicensees and its or their distributors to wholesalers or other Third-Party purchasers, less the following items to the extent actually paid or allowed and specified on any documents related to such sales:

1.34.1       Credit or refund actually allowed for any returned Product (not to exceed the original billing or invoice amount);

1.34.2       Reasonable and customary rebates, actually granted or given to wholesalers or other distributors, including reasonable cash and trade discounts; and

1.34.3       Sales and/or value added taxes or duties actually incurred and paid by CKD its Affiliates or its Sublicensees in connection with the sale or delivery of the Product.

No deductions shall be made for cost of collections or for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by CKD, its Affiliates, its Sublicensees and its or their distributors to wholesalers or other Third-Party purchasers and on its or their or their payroll. Product shall be considered “sold” when billed out or invoiced. Sale or transfer to an Affiliate for resale by such Affiliate shall not be considered a sale for the purpose of this provision, but the resale by such Affiliate to a Third Party shall be a sale for such purpose.

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No multiple royalties shall be payable to Can-Fite because the manufacture, use, sale, offer for sale or importation of any Product is covered by more than one of the Licensed Patents.

1.35       “Non-Clinical Study/Studies” shall mean any and all pre-clinical studies and non-clinical studies as may be required to be conducted and/or produced by or on behalf of either Party, and (if applicable) by Can-Fite’s Other Licensee(s), in connection with obtaining Marketing Authorization for the Product either inside or outside of the Territory.

1.36       “Package” means to package and label the Product for Marketing and “Packaging” has a corresponding meaning.

1.37       “Regulatory Authority” shall mean, with respect to any particular country, territory or union, the governmental authority, body, commission, agency or other instrumentality of such country, territory or union with the primary responsibility for the evaluation or approval of pharmaceutical products before such pharmaceutical product may be tested, marketed, promoted, distributed or otherwise Commercialized in such country, including such governmental bodies that have jurisdiction over the pricing of such pharmaceutical product. The term “Regulatory Authority” includes the MFDS, the FDA, and the European Agency for the Evaluation of Medicinal Products or EMEA.

1.38       “Regulatory Exclusivity Period” shall mean any period of data, market or other regulatory exclusivity, including the equivalent in the Territory of any such periods listed in the FDA’s Orange Book or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 and any corresponding foreign equivalents.

1.39       “Regulatory Filing” shall mean all filings, applications, submissions, notifications, communications, correspondence, registrations made with the applicable Regulatory Authority for registrations, permits, licenses, authorizations, approvals, or notifications that are required to develop, make, use, sell, import or export the Product, or otherwise Commercialize as the case may be, and shall include a New Drug Application.

1.40       “Sublicensee” shall mean an Affiliate of CKD or a Third Party distributor to whom CKD has granted a right to market, promote, distribute, and/or sell the Product within the Territory in accordance with Section 2.3, because such sublicense is required to be granted for the specific purpose of marketing, promoting, distributing and/or otherwise Commercializing the Product in the Territory. No Third-Party distributor(s) shall otherwise be deemed to be a Sublicensee(s) for purposes of this definition.

1.41       “Territory” shall mean the Republic of Korea.

1.42       “Test” means to test a product or its ingredients prior to release for further processing or for shipping and Marketing in compliance with applicable Law and “Testing” has the corresponding meaning.

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1.43       “Third Party” shall mean any person or entity other than the Parties or their Affiliates.

1.44       “Valid Claim” shall mean (i) a composition of matter claim, a method claim, a use claim, a pharmaceutical composition claim or an equivalent claim of an issued and unexpired patent (including a use patent) in the Territory covering the Product or its pharmaceutical use, or (ii) a composition of matter claim, a method claim, a use claim, a pharmaceutical composition claim or an equivalent claim of a pending patent application in the Territory covering the Product or its pharmaceutical use, but only if such claim within such pending patent application is being diligently prosecuted, and only if such claim has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, and that has not been lost through an interference proceeding or by abandonment.

1.45       Additional Definitions:

Defined Term	Section in which Defined
Agreement	Preamble
Annual Report	9.7
Bankrupt Party	14.5
Breaching Party	14.4
Can-Fite	Preamble
Can-Fite Indemnitees	12.2
Can-Fite Invention	10.2.2
CKD	Preamble
CKD Indemnitees	12.1
CKD Invention	10.2.2
CGL	12.4
Dispute	15.1
Effective Date	Preamble
Global Report	5.2
ICC	15.2
Indemnified Party	12.3
Indemnifying Party	12.3
Initial Term	14.1

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Inventions	10.2.1
Joint Committee or JC	3.1
Losses	12.1
Marketing Plan	8.2
New Field	2.1.1
New Field Notice Date	2.1.1
Non-Breaching Party	144
Parties	Preamble
Party	Preamble
Pre-examination Material	5.1
Product	Recital
Renewal Term	14.1
Senior Executives	15.1
Successful Completion	9.2
Target Annual Sales Revenue	7.3.3.
Term	14.1
Topup Product Amount	9.3
Trademark	2.2
Transfer Price	7.4.2
Supply Agreement	7.3
Withholding Tax	9.6

ARTICLE 2.
LICENSE

2.1       License Grant. Subject to the terms and conditions of this Agreement and meeting the Commercialization Milestones, Can-Fite hereby grants to CKD during the term of this Agreement a sole and exclusive license, even as against Can-Fite, under the Licensed Technology to develop, have developed, register, market, have marketed, distribute, have distributed, sell, have sold, offer for sale and import and otherwise Commercialize the Product in the Field in the Territory.

2.1.1    Other Fields. In the event that any field(s) outside of the Field is developed for the use of the Product (each a “New Field”), Can-Fite shall notify the JC regarding such New Field within reasonable time after such development. CKD shall have a right of first offer with respect to such New Field, the right of which shall be triggered on the date that such notice is given to the JC (the “New Field Notice Date”). CKD shall, within (ninety (90) days from the New Field Notice Date (the "Negotiation Period"), negotiate in good faith with Can-Fite in order to obtain a license to develop, have developed, register, market, have marketed, distribute, have distributed, sell, have sold, offer for sale and import and otherwise Commercialize the Product in such New Field in the Territory (the "New Field License"). In the event that the Parties are unable to agree to the terms and conditions of the New Field License during the Negotiation Period, then upon the expiry of the Negotiation Period, Can-Fite shall be free to grant the New Field License to any Third Party.

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2.2       Trademark. CKD shall determine an appropriate trademark(s) to register as trademark(s) for the Commercialization of the Product in the Territory in consultation with Can-Fite and shall have such trademark(s) registered in the Territory in the name of Can-Fite, and Can-Fite shall remain the owner of such trademark(s) at all times (the “Trademark(s)”). Subject to the terms and conditions of this Agreement, Can-Fite hereby grants to CKD an exclusive, royalty-free, fully paid-up license to use the Trademarks in connection with the distribution, marketing, promotion and sale and otherwise Commercialization of Product in the Field in of the Territory, during the Term of this Agreement. CKD is entitled to sublicense the Trademarks on a royalty-free basis within the above scope to Sublicensee(s).

2.3      Sublicenses; Limited to Distributors. CKD shall not have the right to grant sublicenses under the licenses set forth in Sections 2.1 and 2.2, except to the extent such sublicenses are required to be granted to its distributors for the specific purpose of marketing, promoting, distributing, selling and/or otherwise Commercializing the Product in the Territory. Any such sublicenses shall be subject to the following conditions: (i) the execution of an agreement between CKD and any Sublicensee shall not in any way diminish, reduce or eliminate any of CKD’s obligations under this Agreement, and CKD shall remain primarily liable for such obligations; (ii) CKD shall require each Sublicensee to agree in writing in its sublicense agreement to be bound by and comply with all the provisions and limitations of this Agreement applicable to CKD that are applicable to the rights sublicensed therein; (iii) CKD shall discuss such proposed sublicense with Can-Fite prior to CKD’s commitment to such Sublicensee; (iv) CKD shall provide Can-Fite a copy of any such proposed sublicense agreement; and (v) Can-Fite shall have approved the Sublicensee and the sublicense agreement in writing before the execution of any such sublicense, which approval shall not be unreasonably delayed or withheld. Without limiting the foregoing, CKD shall remain responsible to Can-Fite for payment of royalties due under this Agreement on the Net Sales of each such Sublicensee and for each Sublicensee’s and product complaint obligations under this Agreement. The permitted Sublicensees may not further sublicense any rights granted hereunder without the prior written consent of Can-Fite.

2.4       Restrictions. During the Term and as partial consideration for the licenses and rights granted hereunder, CKD shall not directly or indirectly, through one or more Affiliates or Third Parties, conduct, fund, license or participate in the distribution or commercialization in the Territory of any pharmaceutical drug targeting the treatment of the same indication as the Product or as the Parties expressly agree in writing. If CKD breaches its obligation under this Section 2.4, Can-Fite may convert the exclusive license granted in Section 2.1 to a non-exclusive license or may immediately terminate this Agreement, in Can-Fite’s sole discretion. Conversion of the license granted herein into a non-exclusive license in accordance with this Section 2.4, will not derogate from any obligations of CKD as provided for herein including, but not limited to, the obligation for payments under Article 9.

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2.5       Retained Rights. For the removal of any doubt, Can-Fite retains all rights to research, develop, have developed, commercialize, use, market, have marketed, distribute, have distributed, sell, have sold, offer for sale, make, have made, import, export and otherwise exploit the Product and the Licensed Technology outside the Field in the Territory and outside the Territory inside or outside the Field. For the sake of clarity, the exclusive license granted to CKD under Section 2.1 shall not preclude Can-Fite from conducting research with academic investigators in Korea; provided that Can-Fite provides prior notice to CKD of such research containing a general description and research plan. Can-Fite shall have the sole and exclusive right (itself or through a Third Party) to manufacture or have manufactured the Product and to supply the Product to CKD as described herein.

2.6       No Implied Licenses. CKD acknowledges that the licenses granted by Can-Fite herein are limited to the Product in the Field in the Territory. No rights or licenses, including any research or development rights, with respect to products (other than the Product), the Licensed Technology or other intellectual property Controlled by Can-Fite are granted or shall be deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

ARTICLE 3.
JOINT COMMITTEE

3.1       Joint Committee. Can-Fite and CKD shall establish a joint committee (the “Joint Committee” or “JC”) to facilitate communication and coordination between the Parties regarding the coordination of development activities of the Product in the Territory. The Joint Committee shall facilitate the assistance provided by Can-Fite to CKD in order to achieve the mutually desired objective of speed, efficiency and coordination regarding CKD’s Product development activities hereunder. The Joint Committee’s responsibilities shall include review and discussion of: (i) the Development Plan, CKD’s progress with respect to the Development Plan’s activities and objectives, and the results and other outcomes of the development of the Product under the Development Plan; (ii) the strategic and operational issues identified by CKD in connection with Product development in the Territory in the Field by or on behalf of CKD; (iii) Can-Fite’s general progress, results and other outcomes of development of Product in the Field outside the Territory; and (iv) the strategic and operational issues identified by Can-Fite in connection with Product development in the Field outside the Territory by or on behalf of Can-Fite. Both Parties will freely and candidly exchange views and opinions, and offer advice, recommendations or suggestions to the other Party, in order to foster harmonization and consistency with respect to global Product development. Each Party shall respect and reasonably consider the other Party’s view, opinion, advice, recommendation and suggestion. The JC meetings may serve as a meeting of the Parties for information exchange purposes, as set forth herein. The Joint Committee shall cease to function, and this Article 3 shall have no further force and effect, upon the earlier of (x) receipt of Marketing Authorization in the Territory and (y) the date that CKD is no longer pursuing clinical development (including post-marketing development and studies) of the Product in the Field in the Territory.

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3.1.1       Membership. The JC shall be comprised of up to four (4) members, with up to two (2) members appointed by Can-Fite and up to two (2) members appointed by CKD. Each Party shall at all times have an equal number of representatives on the JC and at least one (1) representative on the JC that is at a function head level. Each Party may replace one or more of its JC representatives at any time, with prior written notice to the other Party. With the consent of the JC members, other representatives of Can-Fite or CKD may attend JC meetings as non-voting observers.

3.1.2       JC Meetings. The JC will meet at least once annually and otherwise on an as-needed basis. The meetings may be in person at places as are agreed to by the Parties or via tele-or video-conference. Each Party shall bear its own personnel and travel costs and expenses relating to JC meetings. Each Party’s lead representative shall co-chair meetings of the JC, and both co-chairs (or one of them, as may be agreed between them) shall be responsible for preparing the meeting agendas and minutes in turn.

3.2       No Committee Amendments; Authority. Notwithstanding the creation of the JC, each Party to this Agreement shall retain the rights, powers, and discretion granted to it hereunder, and the JC shall not be delegated or vested with any such rights, powers, or discretion unless such delegation or vesting is expressly provided for herein or the Parties expressly so agree in writing. The JC shall have no power to amend or modify this Agreement, which may be amended or modified only as provided in Section 16.6, or take any decision in relation to the development activities of either Party.

ARTICLE 4.
EXCHANGE OF INFORMATION

4.1       Disclosure of Intellectual Property by the Parties. During the Term, Can-Fite shall disclose to CKD Licensed Technology that is reasonably necessary to CKD’s full enjoyment of the license rights granted to CKD hereunder and to fulfill CKD’s obligations under this Agreement. During the term of this Agreement, CKD shall use Commercially Reasonable Efforts to disclose to Can-Fite intellectual property (including patent rights and know-how) that is necessary to Can-Fite’s full enjoyment of its retained rights hereunder.

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4.2       Information Exchange. In addition to disclosure to the Joint Committee of the progress and results of pertinent Non-Clinical Studies and Clinical Studies regarding the Product, each of Can-Fite and CKD shall provide to the other summary reports generated in the conduct of pertinent Clinical Studies and Non-Clinical Studies of the Product, as well as written summaries of the Regulatory Filings regarding the Product, that is in the respective Party’s possession, for use and/or incorporation into Regulatory Filings of the other Party; upon completion of each phase of such Clinical Studies or completion of the tests within such Non-Clinical Studies, in all cases subject to Third-Party confidentiality restrictions as may exist. All such Product-related information exchanged hereunder (including such summary reports and written summaries, which shall include sufficient information to enable the recipient to understand each study and its results) shall be written in the English language. In addition, upon reasonable request by a Party in writing in advance, the other Party shall provide access at its facility(ies) to the extent necessary to enable the requesting party to review on-site the study-specific portions of detailed Product-related analyses, Data, written Product-related reports, and Regulatory Filings that are made a part of, are related to, or are quoted in such summary reports or such written summaries.

ARTICLE 5.
DEVELOPMENT; REGULATORY

5.1       Pre-Examination. CKD shall complete its pre-examination review of all the information relating to the Product within three (3) months from such time as Can-Fite has certified to CKD in writing that it has delivered to it all the relevant information in its possession relating to the Product and any prior Clinical and Non Clinical Studies performed in relation to the Product (the "Pre-examination Materials"). The Pre-examination Materials shall be provided and delivered by Can-Fite to CKD promptly following the date of this Agreement but in no event later than two (2) months following the date of this Agreement. CKD shall notify Can-Fite, in writing, of the results of its pre-examination of the Pre-examination Materials from MFDS within fifteen (15) days from receipt by CKD of the report of such results. The JC will be notified of the report results and the Parties shall continue the development in accordance with this Agreement, based on their mutual agreement.

5.2       Development Plan. CKD understands and agrees that the Development Plan may not contain elements that materially and adversely affect, or may otherwise have the effect of materially and adversely affecting, Can-Fite’s ability to conduct development, commercialization or other exploitation of the Product outside of the Field and/or outside the Territory. CKD shall prepare the final draft of the Development Plan and submit it to Can-Fite for review promptly after its preparation. The Development Plan shall set forth in reasonable detail CKD’s development activities to be conducted to develop the Product and receive Marketing Authorization in the Field in the Territory. Can-Fite’s review of and comment on the draft Development Plan will be conducted by Can-Fite in good faith. CKD shall respect and take into consideration the views, opinions, advice, recommendations and/or suggestions advanced by Can-Fite with respect to the draft Development Plan, and will incorporate Can-Fite’s proposed revisions into the Development Plan, provided that such revisions are given within sixty (60) days following receipt of the draft of the Development Plan by Can-Fite.

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5.3       Development Conduct and Costs in the Territory. CKD shall be responsible for conducting all development activities under the Development Plan, including submission of all Regulatory Filings for the Product in the Territory and all Clinical Studies in the Territory under the Development Plan (if required), if the results of such Clinical Studies support such Regulatory Filing submission. CKD shall bear all costs it incurs in conducting such development, including expenses CKD incurs in conducting Clinical Studies to support such Regulatory Filing submission and in preparing for the same, as well for all regulatory activities in the Territory, including preparation of regulatory documents or any supplemental studies necessary to achieve Marketing Authorization for the Product in the Territory. Prior to initiation by CKD, the protocols of all Clinical Studies and Non-Clinical Studies shall be submitted to Can-Fite for review and comment by Can-Fite. Such review and comment regarding the protocols of all Clinical Studies and the related Non-Clinical Studies will be conducted by Can-Fite in good faith, and Can-Fite’s comments regarding such protocols and Non-Clinical Studies (as applicable) shall be incorporated into such protocols and Non-Clinical Studies (as applicable) by CKD. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, all costs and expenses incurred with respect to Non-Clinical Studies outside the Territory shall be borne by Can-Fite. CKD agrees to use its Commercially Reasonable Efforts to submit Regulatory Filings and obtain Marketing Authorization for the Product in the Territory as soon as possible in accordance with the Development Plan.

5.3.1       Can-Fite Assistance and Obligations. Can-Fite shall provide CKD with reasonable access to, and shall permit CKD to use, any Licensed Technology relating to the Product that would be deemed by the applicable Regulatory Authority to be reasonably necessary for CKD to fulfill its obligations under this Agreement with respect to the Territory. Can-Fite shall provide CKD with reasonable assistance in connection with the preparation, review and filing of Regulatory Filings and communications with Regulatory Authorities, as reasonably requested by CKD. Such cooperation will include promptly responding within procedural timelines set by Regulatory Authorities to any reasonable request from CKD for Licensed Technology needed for the Regulatory Materials. Can-Fite shall be responsible for compiling and providing to CKD with existing registration files, and any further existing information available to Can-Fite, which may be relevant to CKD’s efforts to obtain and maintain Marketing Authorization(s) of the Product in the Territory. CKD shall use the registration files and further Information provided to it by Can-Fite for the purpose of obtaining and maintaining Marketing Authorization(s) of the Product in the Territory. At CKD’s request, Can-Fite shall provide reasonable assistance to CKD with respect to communications with Regulatory Authorities in the Territory regarding the registration file and further information provided by Can-Fite. The development obligations of CKD under this Agreement shall be subject to Can-Fite’s material compliance with its obligations under this Section 5.

5.4       Development Conduct and Costs outside the Territory. Can-Fite shall be solely responsible for conducting all development activities, including submission of all Regulatory Filings for the Product outside the Territory and all Clinical Studies outside the Territory. Can-Fite shall bear all costs it incurs in conducting such development, including expenses Can-Fite incurs in conducting Clinical Studies to support such Regulatory Filing submission and in preparing for the same, as well for all regulatory activities outside the Territory, including preparation of regulatory documents or any supplemental studies necessary to achieve Marketing Authorization for the Product outside the Territory. Can-Fite agrees to use its Commercially Reasonable Efforts to submit Regulatory Filings and obtain Marketing Authorization for the Product outside the Territory as soon as possible in accordance with its internal development plans.

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5.5       Failure to Develop. Should CKD fail to proceed with development of the Product in accordance with the Development Plan, and/or if CKD has not submitted a Regulatory Filing for Marketing Authorization of the Product in the Field in the Territory within twelve (12) months after the date specified for such filing in the Development Plan (as it may be amended from time to time), other than for good faith reasons, such as but not limited to force majeure (as described in Section 16.1), Can-Fite will have the right (either itself or through a Third Party), exercisable upon written notice to CKD following the expiration of a ninety (90)-day cure period (or, if it is not practicable to complete the cure of such failure within such 90-day period, following the expiration of an extended period of time to be determined upon mutual written agreement of the Parties), to develop the Product (either itself or through a Third Party) in the Territory, and thereafter all rights to develop and commercialize the Product in the Territory shall revert to Can-Fite. Notwithstanding the foregoing, a negative result in the pre-examination application for orphan drug designation shall not be deemed to constitute a “failure to develop” which triggers the rights of Can-Fite under this Section 5.5. This Section 5.5 shall not limit any other remedies Can-Fite may have under this Agreement or applicable law. Notwithstanding the foregoing provisions of this Section 5.5, Can-Fite is not entitled to forward the aforementioned notice to CKD, or, if forwarded by Can-Fite, such notice shall have no effect and force as specified above, in the following instances:

(i)	If such failure was significantly attributable (more than 75%) to an act or omission of Can-Fite or a Third Party contracted or designated by Can-Fite in connection with this Agreement;

(ii)	If such failure was noticed by CKD to Can-Fite in writing in a timely manner, together with a written plan for CKD’s practicably prompt cure or recovery, and such plan is accepted by Can-Fite in writing; provided that such acceptance of such plan by Can-Fite shall not be unreasonably withheld; and provided further that if CKD fails to achieve such cure or recovery in accordance with such plan, Can-Fite may deliver the aforementioned notice to CKD;

(iii)	If such failure was reasonably attributed to a lack of clinical efficacy and/or safety with respect to a Product, and CKD provides a written plan for continued development of such Product; or

(iv)	If such failure was caused by or resulted from events beyond the reasonable control of CKD, including but not limited to enactment, revision or repeal of a law, regulation, rule, guideline or the like, and/or a decree, order, instruction, guidance, warning or the like of the relevant Regulatory Authority or a court having jurisdiction, wherein such event precludes CKD from developing or obtaining Marketing Authorization for the Product in the Territory as it is then configured; provided that CKD will prepare and provide to Can-Fite, CKD’s written plan regarding other, lawful means whereby CKD would be likely to obtain Marketing Authorization for the Product in the Territory within reasonable time.

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5.6       Reference Rights; Information and Data Used for Regulatory Purposes. Each Party shall have the right to refer to and cross reference, in their respective territories, regulatory dossiers and filings of the other Party pertaining to the Product (and to the extent permitted and applicable, regulatory dossiers and filings of Can-Fite’s Other Licensee(s)), for the purpose of supporting Regulatory Filings for the Product (such right includes a right to incorporate the summary received pursuant to Section 4.2 into the Regulatory Filings), and to receive a written right of reference thereto for filing with Regulatory Authorities free of charge. Each Party will be entitled to receive, keep and use for regulatory purposes (i) information and Data pertaining to the Product in the Field provided by the other Party pursuant to Article 4 in the form of full copy of the report regarding the relevant Clinical Studies, Non-Clinical Studies or Regulatory Filings, and (ii) to the extent required by applicable Regulatory Authorities and/or applicable laws, rules and regulations in each Party’s respective territory, other documents relating to the Product in the Field filed by the other Party with Regulatory Authorities in its territory, and any written communications to and with any Regulatory Authority by the other Party pertaining to the Product in the Field, and other findings and information additionally provided pursuant to Article 4; provided that any out-of-pocket expenses incurred by the providing Party related to the provision of copies of such information, Data or documents shall be borne by the accessing Party.

5.7       Manufacturing Documents. The aforementioned in Section 4.2 notwithstanding, in order to help preserve the proprietary nature of Can-Fite’s manufacturing information relating to the Product (e.g., the respective CMC section contained in any Regulatory Filings), Can-Fite will have the right, to the extent permitted by Regulatory Authorities, to file a drug master file with a Regulatory Authority to make the information regarding such manufacturing information available directly to the Regulatory Authority; provided, however, for the Territory, CKD will have the right to access and reference the drug master file registration number in its Regulatory Filing for the Product, including said CMC section and documentation, to the extent required by law, rule, regulation or a Regulatory Authority having jurisdiction in the Territory. Notwithstanding anything to the contrary herein, CKD will only be entitled to use the manufacturing information relating to the Product to the extent reasonably required by local or national law, rule, regulation or Regulatory Authority and to carry out its development and commercialization activities hereunder

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5.8       Regulatory Filings. The harmonization and coordination of Regulatory Filings for the Product by both Parties shall be discussed at the JC. CKD shall make a summary report of each draft Regulatory Filing (wherein such summary report will include sufficient information to enable Can-Fite to understand the studies and results contained therein; however, its content shall be discussed and agreed at the JC) available to Can-Fite with English translation thirty (30) days prior to the meeting with the MFDS to be held in advance of the submission thereof to the MFDS, for review and comment by Can-Fite within fifteen (15) days after Can-Fite’s receipt of such summary report, which comments CKD shall incorporate in finalizing such Regulatory Filing submission. If CKD should make any material changes to such draft Regulatory Filing in producing the final Regulatory Filing, then, CKD shall inform Can-Fite of all such material changes as soon as practicable. All Regulatory Filings filed by CKD in the Territory shall be in the name of and owned by CKD, except those facility descriptions equivalent to those customarily found in a MFDS application relating to manufacturing of the Product, which is owned by Can-Fite or its designee. CKD shall promptly notify Can-Fite in writing upon receiving Marketing Authorization in the Territory for the Product. CKD shall bear all costs for registering the Product for distribution, marketing, sales, promotion and commercialization of the Product in the Territory. Upon CKD’s requests, Can-Fite will provide CKD with reasonable advice and support in obtaining and maintaining the Marketing Authorization in the Territory for the duration of the Agreement.

5.8.1       Can-Fite shall provide the JC, from time to time as may be necessary but at least one per calendar year, with its most updated global development plan and progress report with respect to the Product, and such report may contain plans and forecasts with respect to current and projected global development, positioning, marketing, sales and strategies and other applicable information with respect to the Product (the "Global Report”). The first Global Report is attached hereto as Exhibit E, and such Global Report shall be updated on a fiscal year based annual basis and be provided to the JC.

5.9       Regulatory Communications. CKD shall inform Can-Fite of all communications and meetings between CKD (or its designee) and Regulatory Authorities related to the Product. If and to the extent communications and meetings between Can-Fite (or its designee) and Regulatory Authorities related to the Product should have a material impact on CKD’s development of Product in the Field in the Territory, Can-Fite shall inform CKD of such portions of such communications and meetings which result in such material impact.

5.10       Product Complaints, Pharmacovigilance and Adverse Event Reporting. Prior to commencement by CKD of the first Clinical Study of the Product in the Field in the Territory, the Parties shall discuss and agree upon a written standard operating procedure for reporting any adverse events and Product complaints, and for coordinating the collection, investigation, reporting, and exchange of information concerning any such adverse events or complaints. Such procedure shall be sufficient to permit each Party to comply with all applicable laws, regulations and guidelines and with its internal pharmacovigilance practices. The standard operating procedure will be promptly updated if required by changes in legal requirements. Each Party shall ensure that its Affiliates, Can-Fite’s Other Licensee(s), Sublicensees and its or their distributors to wholesalers or other Third-Party purchasers comply with the standard operating procedure (or an equivalent procedure). Each Party will designate a liaison to be responsible for communicating with the other Party regarding the reporting of adverse events and complaints in connection with the Product. Information and/or Data pertaining to adverse events and/or safety data that are obtained from any Clinical Studies and Non-Clinical Studies performed by a Party shall be provided to the applicable Regulatory Authority, and promptly thereafter to the other Party; provided that the content of such disclosure to the other Party shall be the same as that provided to the applicable Regulatory Authority, as required by applicable regulatory requirements. The Parties will share any resultant regulatory action plans that may result therefrom. All adverse event reports and other safety data and information shall be provided to the other Party in English. Notwithstanding anything to the contrary in Section 4.2, the Parties will comply with all mandatory reporting requirements regarding safety data and adverse event reporting.

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5.11       Compliance with Laws and Regulatory Requirements. CKD shall be responsible for ensuring that all Third Parties and Affiliates which distribute the Product comply with the requirements of this Agreement and any and all requirements of the Regulatory Authorities regarding the Product including the development and/or commercialization of the Product. Each Party agrees to promptly inform the other Party of all MFDS, FDA or other Regulatory Authority regulations, notices, circulars or warnings applicable to the Product of which it becomes aware. Each Party shall perform its obligations under this Agreement and in the case of CKD, its responsibilities and rights under the Development Plan in connection with the development and commercialization of the Product in accordance with all applicable laws, rules and regulations, including those of all Regulatory Authorities in the Territory, applicable reporting obligations, and applicable import and export laws and regulations.

5.12       Applications for Regulatory Exclusivity. The Parties recognize the commercial value of exclusivity rights to Product granted or provided for under laws and regulations in the Territory. To the extent permitted by law, CKD will have the exclusive right to file for, request and maintain any regulatory exclusivity rights for Product in the Territory (including regulatory exclusivity rights based upon an orphan drug designation of Product) and to conduct and prosecute any proceedings or actions to enforce the regulatory exclusivity rights

5.13       Pharmacovigilance Agreement. The Parties shall negotiate in good faith and enter into a pharmacovigilance agreement that appropriately addresses each Party’s responsibilities as they relate to pharmacovigilance no later than six (6) months prior to the First Commercial Sale (as such pharmacovigilance agreement may be amended from time to time during the Term of this Agreement by mutual agreement of the Parties or to conform to requirements of applicable Law).

5.14       Quality and Technical Agreement. The Parties shall negotiate in good faith and enter into a quality and technical agreement that appropriately addresses each Party’s responsibilities as they relate to Manufacturing, storage, distribution, regulatory, operational, Testing and quality issues regarding the Product no later than six (6) months prior to the First Commercial Sale (as such quality and technical agreement may be amended from time to time during the Term of this Agreement by mutual agreement of the Parties or to conform to requirements of applicable Law).

5.15       Post Marketing Surveillance. CKD shall have the responsibility to register and to obtain all relevant licenses, permissions, Marketing Authorization in the Territory for the Product and registrations from MFDS and/or the relevant authority to commercialize the Product in the Territory. CKD will conduct all the post marketing surveillance required by the MFDS and/or the relevant authorities to maintain a Marketing Authorization of the Product in the Territory and will bear all the costs incurred by conducting such post marketing surveillance.

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ARTICLE 6.
LABELING; TRADEMARKS

6.1       Labeling. CKD shall be responsible for the labeling of the Product in the Territory and for ensuring that such labeling is in compliance with all applicable laws in the Territory and rules and regulations of all Regulatory Authorities in the Territory.

6.2       Trademarks. Subject to Section 2.2 above, Can-Fite will obtain, own and maintain all registered Trademarks for the Product in the Territory at its sole cost and expense. Can-Fite will consult with CKD regarding the selection and registration of the Trademarks within the Territory.

6.3       Display. All Packaging materials, labels, inserts and promotional materials for the Product sold in the Territory shall display: (i) the Trademarks, (ii) the trade name of CKD in the context of the Product as distributed by CKD, and (iii) the trade name of Can-Fite in the context of the Product as manufactured by or for Can-Fite (whether in English or in the local language). The manner of use of the Trademarks, including typeface and size, representations of the Trademarks, as well as promotional material bearing the Trademarks, will be jointly agreed by the Parties, which shall not be unreasonably withheld or delayed.

6.4       Ownership. CKD acknowledges that: (i) the Trademarks are owned exclusively by Can-Fite; (ii) that CKD has no right, title or interest in and to the Trademarks, except the rights conferred by this Agreement; and (iii) that all goodwill associated with the Trademarks vests in and inures to the benefit of Can-Fite. In acknowledgement of Can-Fite’s exclusive ownership rights in the Trademarks, CKD agrees at no time during or after the Term of this Agreement to challenge or assist others to challenge the Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to any Trademarks for the use in pharmaceutical products. CKD’s use of the Trademarks shall inure to the benefit of Can-Fite.

6.5       Termination of Use of Trademarks. Upon termination of this Agreement, CKD shall discontinue all use of the Trademarks, terminate all sublicenses to the Trademarks and shall not thereafter adopt or attempt to register a mark that is confusingly similar or dilutive to any of the Trademarks for the use in pharmaceutical products.

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ARTICLE 7.
supply of the product and packaging

7.1       General. Can-Fite shall supply CKD with all of its requirements for the Product and shall be CKD’s exclusive supplier of the Product during the Term of this Agreement hereunder. It is understood that CKD shall not have the right to manufacture, or to authorize any Affiliate, or other Third Party to manufacture, the Product. It is acknowledged and agreed that Can-Fite will be responsible for the Manufacture of the Product, and may do so either by itself or through any Third Party selected and approved by Can-Fite for such purpose.

7.2       Supply for Development Activities. Can-Fite shall use Commercially Reasonable Efforts to timely supply the Product to CKD as necessary for CKD to carry out development, including Clinical Studies and Non-Clinical Studies (as applicable), of the Product in the Field in the Territory in accordance with the Development Plan. The Product supplied to CKD for development in the Territory shall be supplied by Can-Fite to CKD in accordance with the quantities and schedule to be agreed upon in writing by the Parties prior to the initiation of such studies. CKD shall not sell Product supplied under this Section 7.2 to a Third Party for commercial purposes.

7.3       Commercial Supply. After receiving the Marketing Authorization for the Product in the Territory, the Parties shall negotiate in good faith and finalize the terms of a manufacturing, supply and quality agreement for commercial supply to CKD of the Product, which shall set forth the terms and conditions set forth in this Article 7 and Exhibit C attached hereto, and other mutually acceptable terms and conditions not inconsistent with this Agreement, including representations and warranties (including those with respect to manufacture and supply of Products in accordance with prescribed specification and applicable laws), limitations of liability and indemnities of the type and scope customary in the industry (the “Supply Agreement”) . Among other items, the Supply Agreement will include the following provisions:

7.3.1       Supply Agreement. Can-Fite will supply CKD with Product in accordance with such forecasting and other supply requirements as are set forth in Exhibit C. Can-Fite will supply CKD the Product with labeling and Packaging specifications as mutually agreed and in accordance with applicable Laws. Can-Fite may select an Approved Manufacturer to manufacture the Product for it and on its behalf and supply to CKD the Product from such Approved Manufacturer and in such event, Can-Fite shall remain responsible for the compliance by such Approved Manufacturer of the manufacturing and supply obligations under this Agreement and the terms, conditions and obligations under the Supply Agreement.

7.3.2       Can-Fite’s Rights and Obligations. Except as otherwise provided herein, Can-Fite will have the right to make all decisions with respect to manufacturing in its sole discretion, including decisions relating to process development and manufacturing procedures, work to support quality control and quality assurance, improving manufacturing/cost efficiency and commercial scale-up manufacturing; provided that Can-Fite will manufacture or have the Product manufactured in conformity with all applicable laws and regulations in the Territory. Can-Fite shall notify CKD of any manufacturing change that may have an impact on the Marketing Authorization or jeopardize the current status of the Product in the Territory at least four (4) months prior to such manufacturing changes taking effect.

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7.3.3       Target Annual Sales Revenue. The Supply Agreement shall provide for target annual Net Sales amounts to be reached by CKD following the First Commercial Sale, the first five (5) targets of which are set forth in the attached Exhibit D (the “Target Annual Sales Revenue”). In the event that CKD fails to purchase that number of Products from Can-Fite that will allow CKD to meet at least [***] of the Target Annual Sales Revenue [***], Can-Fite shall have the right to terminate this Agreement.

7.3.4       Other Terms and Conditions. The Supply Agreement will also set forth all other terms and conditions applicable to the manufacture, distribution, forecast, acceptance, rejection, supply, delivery, quality testing, quality control and quality assurance, third-party liabilities, record keeping, audit and the like of the Product provided to CKD by Can-Fite, all as more fully detailed in Exhibit C attached hereto.

7.4       Transfer Price; Taxes; Shipping.

7.4.1       Transfer Price for Development Purposes. The transfer price payable by CKD to Can-Fite for quantities of the Product to be used for development purposes, including Clinical Studies and Non-Clinical Studies, shall be equal to Can-Fite’s Manufacturing Cost for such quantities of Product plus ten percent (10%). Payment of such transfer price shall be made by CKD within forty-five (45) days from the invoice issue date, the issuance of which shall be made not before the date of shipment of the applicable Product.

7.4.2       Transfer Price for Commercial Purposes. The transfer price payable by CKD to Can-Fite for quantities of the Product to be used for the sale, promotion, marketing, distribution or other commercialization of Product in the Territory shall be set as the higher of (a) Can-Fite’s Manufacturing Cost for such quantities of Product plus ten percent (10%), or (b)at a price equal to twenty three percent (23%) of the Net Sales price for the Product (the "Transfer Price"). Payment of the applicable Transfer Price shall be made by CKD within forty-five (45) days from the invoice issue date, the issuance of which shall be made not before the date of the shipment of the applicable Product. In the event payment is made by CKD under sub-section (a) above, once such Products are actually sold in the Territory, CKD shall make up the difference to Can-Fite in order to reach the twenty three percent (23%) of the Net Sales price for the Product in accordance with Section 9.3 below.

7.4.3       Delivery of Product. All Product, whether for development or commercial purposes, shall be delivered Incoterms, [***], Seoul-Incheon.

7.5       Payments. Payments due to Can-Fite under Section 7.4 above shall be made in accordance with the applicable provisions of Sections 9.5 through 9.8, and a more specific payment method shall be provided in the Supply Agreement.

[***] – CONFIDENTIAL TREATMENT REQUESTED

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7.5.1       Development Supply. Can-Fite shall transmit to CKD an invoice detailing the Manufacturing Cost for the Product delivered to CKD (or to CKD’s designee) hereunder for development purposes, including Non-Clinical Studies and Clinical Studies, and CKD shall make payment to Can-Fite within forty-five (45) days after receipt of each such invoice.

7.5.2       Commercial Supply. From First Commercial Sale, CKD shall forecast its projected Product sales in the Territory on a twelve (12) months rolling forecast, every calendar quarter, as more fully detailed in Exhibit C. The Parties will determine a reasonable and practicable mechanism for the payment of the price of the Product by CKD to Can-Fite, which will be provided in the Supply Agreement.

ARTICLE 8.

SALES AND MARKETING

8.1       Marketing Efforts. CKD agrees to use its Commercially Reasonable Efforts to (i) launch commercial sales of the Product in the Territory as soon as possible after receipt of the Marketing Authorization for the Product in the Territory and (ii) after Commercial Launch of the Product in the Territory, maximize Net Sales in the Territory.

8.2       Marketing Plans. CKD will be responsible for assessing the market opportunities for the Product for use in the Field in the Territory and preparing and providing to Can-Fite, at least six (6) months prior to the First Commercial Sale, a marketing plan for the Product (“Marketing Plan”) which Marketing Plan shall set forth CKD’s plan, strategy and proposed activities consistent with efforts appropriate for pharmaceuticals products of similar market potential to market the Product in the Territory. The Marketing Plan will include as appropriate without limitation, the following elements,

(a)       a description of CKD’s general strategy with respect to pre-launch and post-launch marketing, reimbursement strategies, advertising and promotion activities of the Product in the Territory;

(b)       an estimated time schedule for the performance of the marketing activities;

(c)       a description of the personnel resources of CKD that will perform the marketing activities, including the number of sales representatives and physician calls; and

(d)       a description of CKD’s pricing strategy in the Territory.

Thereafter, CKD shall, on or before November 1st in each Fiscal Year of the Term provide Can-Fite with a copy of CKD’s Marketing Plan for the next Fiscal Year. Can-Fite may communicate comments to CKD in respect of such Marketing Plans. CKD agrees to consider such comments and shall provide a response to Can-Fite in respect of such comments, which response may include revisions to the Marketing Plan. Notwithstanding the foregoing, CKD shall determine the Marketing Plan and will be responsible for its implementation and shall use Commercially Reasonable Efforts to achieve the objectives specified therein.

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8.3       Marketing Materials. For purposes of harmonization and coordination of global commercialization of the Product, each Party shall keep the other Party informed regarding the preparation of promotional materials, samples, advertising and materials for training sales representatives with respect to the Product. Upon reasonable request of a Party, the other Party shall provide copies of such Product-related written materials. CKD shall have sole responsibility for the Product marketing materials used in the Territory. Upon reasonable request of CKD, Can-Fite shall provide CKD with existing marketing and technical brochures and marketing materials for the Products in order for CKD to adapt, develop and produce its own marketing materials in accordance with local regulations and internal marketing policies of CKD. If necessary, CKD shall be entitled to translate such materials into other languages at CKD’s expense and CKD shall ensure that all such translations are accurate.

ARTICLE 9.
MILESTONES AND OTHER PAYMENTS

9.1       Upfront Payment. Within thirty (30) days after the receipt of an invoice from Can-Fite, CKD shall pay to Can-Fite the non-refundable, non-creditable amount of Five Hundred Thousand U.S. Dollars ($500,000).

9.2       Milestone Payments. Within thirty (30) days following the first achievement or occurrence of each of the following milestone events, CKD shall pay to Can-Fite, against receipt of an invoice from Can-Fite to such effect, the corresponding one-time, non-creditable, non-refundable milestone payments set forth herein:

Milestone Event		Milestone Payment

(i)	Upon receipt by CKD of a positive result from the preliminary review by MFDS on obtaining orphan drug designation in the Territory.	Five Hundred Thousand U.S. Dollars ($500,000)
(ii)	Upon Successful Completion of the current the Can-Fite Phase II Clinical Trial (NCT02128958)	Five Hundred Thousand U.S. Dollars ($500,000)
(iv)	Upon the granting of Marketing Authorization for the Product in the Territory by the MFDS.	One Million U.S. Dollars ($1,000,000)
(v)	Upon registration of the Product on the "reimbursement listing" in the Territory by NHIS.	Five Hundred Thousand U.S. Dollars ($500,000)

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For the avoidance of doubt, each milestone payment will be nonrefundable and non-creditable against royalties payable pursuant to Section 9.3 and any other fees or other payments due Can-Fite under this Agreement, the Supply Agreement or any other agreement. "Successful Completion" shall mean CKD’s receipt of the Can-Fite Phase II Clinical Trial study report from Can-Fite with positive results meeting the primary end points specifically set out in such study.

9.3       Product Payment. CKD shall pay to Can-Fite for the Products purchased by CKD from Can-Fite an amount equal to twenty-three percent (23%) of the Net Sales of the Product in the Territory, less any Transfer Price for the Products previously paid under Section 7.4.2 above (the "Topup Product Amount"). Payment of the Topup Product Amount shall be made within thirty (30) days following receipt by Can-Fite of the Quarterly Report (as defined below), against receipt of an invoice from Can-Fite to such effect.

9.4       Payment Method; Currency Conversion. All payments under this Agreement shall be made by wire transfer or other means acceptable to Can-Fite, as specified by Can-Fite. All dollar amounts specified in this Agreement, and all payments made hereunder, are and shall be made in U.S. dollars. Royalties, and any other payments due under this Agreement that are calculated based on amounts received by CKD or its Affiliates in currencies other than U.S. dollars will be converted into the U.S. dollar equivalent using the applicable conversion rate as reported in the exchange rates set forth in The Wall Street Journal for the last business day of the six-month period to which such payments relate.

9.5       Late Payments. Any payments due under this Agreement that are not paid by the date such payments are due shall bear interest at the lesser of: (i) the average one-month London Interbank Offering Rate for the United States Dollar as reported from time to time in The Wall Street Journal, effective for the first date on which payment was delinquent and calculated on the number of days such payment is overdue or, if such rate is not regularly published, as published in such source as the Parties agree plus three (3) percentage points per annum, or (ii) the maximum amount permitted by law, calculated from the date payment was initially due. The foregoing interest shall be due from CKD without any special notice and shall be in addition to any other remedies that Can-Fite may have pursuant to this Agreement.

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9.6       Withholding Tax. If any payment due to Can-Fite hereunder is subject to withholding taxes or similar governmental charge (“Withholding Tax”) required to be paid or withheld thereon by applicable law in Korea and such Withholding Tax is creditable against income taxes required to be paid in Israel by Can-Fite in its nature, then CKD shall deduct such Withholding Tax from such payment due Can-Fite hereunder at a rate not to exceed the then-prevailing rate provided for in applicable provisions of the Conventions between the Governments of Israel and Korea for the Avoidance of Double Taxation and the Evasion of Taxes dated March 3, 1993 (effective January 1, 1994). CKD shall provide Can-Fite, as soon as possible, a certificate evidencing withholding or payment of any such Withholding Tax by CKD or its Affiliates for the benefit of Can-Fite. Any other duty, tax, charge levied thereon outside Israel shall be borne and paid by CKD without deduction from such payment due Can-Fite.

9.7       Reports and Records. After the First Commercial Sale of the Product and during the Term of this Agreement, CKD shall furnish to Can-Fite, within sixty (60 days after the end of each semi-annual period (the six months from January 1 until June 30 and the six months from July 1 until December 31) of each calendar year, a written annual report showing: (i) the amount of gross sales of Product by CKD, its Affiliates, Sublicensees and its distributors to wholesalers and other Third-Party purchasers, and an itemized calculation of Net Sales of each Product during such semi-annual period by CKD, its Affiliates and its distributors, (ii) the amounts payable in United States dollars which shall have accrued in respect of such Net Sales and the calculation thereof; (iii) Withholding Tax, if any; and (iv) the exchange rates used in determining the conversion to and amount of United States dollars (the "Semi-Annual Report"). The foregoing Semi-Annual Report shall be certified by an executive officer of CKD as consistent with CKD’s standard practices in performing such computations and in accordance with CKD’s standard internal accounting procedures. CKD will keep or cause to be kept such records as are required in sufficient detail to track and determine (in accordance with CKD’s standard internal accounting procedures) the accuracy of calculations of all sums due under this Agreement and to accurately account for the calculations of all Topup Product Amounts due under this Agreement. Such records will be retained for a period of the longer of (x) a three (3) year period following the year in which any payments were made hereunder and (y) the expiration of the applicable tax statute of limitations (or any extensions thereof), or such longer period as may be required by law.

9.8       Records; Audit by Can-Fite. Once per calendar year, Can-Fite will have the option to engage (at its own expense) an independent certified public accountant, appointed by Can-Fite and reasonably acceptable to CKD, to examine in confidence the books and records of CKD as may be necessary to determine, with respect to any calendar year, the correctness or completeness of any report or payment required to be made under this Agreement; provided however, that the books and records for any particular calendar year will only be subject to one audit. The report of such accountant will be limited to a certificate verifying any report made or payment submitted by CKD during such period or identifying any over-payment or under-payment made by CKD, accompanied by an explanation of the basis for its determination of such over-payment or under-payment. In addition, if the accountant is unable to verify the correctness of any such payment, the accountant’s report may include information relating to why such payment is unverifiable. If the audit reveals any underpayment by CKD to Can-Fite, then CKD will pay any underpayment to Can-Fite, together with all interest accrued thereon, within thirty (30) days after CKD’s receipt of the audit report. If any audit performed under this Section 9.8 discloses a deficiency of more than five percent (5%) from the amount of the original report showing the calculation of a royalty under Section 9.4, CKD will bear the full cost of the performance of such audit. The result of the audit and the audit report shall be subject to Article 13.

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ARTICLE 10.
INTELLECTUAL PROPERTY

10.1       Prosecution and Maintenance. Can-Fite shall own or Control (as applicable), be responsible for, and shall diligently carry out and shall bear all costs (including attorneys’ fees) for the preparation, filing, prosecution, maintenance, and extensions, if any, of all patents or patent applications within the Licensed Patents in the Territory. Can-Fite shall have the right, after consultation with CKD, and upon no less than thirty (30) days’ notice, to abandon any of the Licensed Patents in the Territory. For the avoidance of doubt, Can-Fite may take ministerial and non-material procedural actions regarding the Licensed Patents in the Territory without obtaining prior input from CKD.

10.2       Inventions.

10.2.1       Inventorship. Inventorship of information, know-how, data, discoveries, developments, designs, inventions, methods, processes, techniques, materials, formulae, trade secrets, trademarks, copyrights, patents and patent applications and other proprietary information conceived and/or reduced to practice in connection with, or as a result of, CKD’s activities hereunder and that are related the Product (“Inventions”) shall be determined in accordance with the patent laws of the country in which such invention occurred.

10.2.2       Ownership of Inventions; Royalty-Free Licenses; Responsibility for Patent Procurement. If an Invention is made solely by employees, officers, directors, agents or consultants of CKD, and such Invention specifically relates to development of the Product by or on behalf of CKD, the ownership of such Invention shall be vested solely in CKD (each an “CKD Invention”). CKD hereby grants to Can-Fite a royalty-free, non-exclusive license to use and exploit CKD Inventions in connection with the Product outside of the Territory and inside the Territory for the Product outside the Field. Any Inventions (invented solely by Can-Fite shall belong to Can-Fite (each a “Can-Fite Invention”) and any Inventions invented jointly by Can-Fite and CKD shall be jointly owned by CKD and Can-Fite (the "Joint Inventions").Can-Fite hereby grants to CKD a royalty-free, non-exclusive license to use and exploit Can-Fite Inventions in connection with the Product in the Territory in the Field in accordance with this Agreement. CKD hereby grants to Can-Fite a royalty-free, non-exclusive license to use and exploit the Joint Inventions in connection with the Product outside the Territory in the Field, and Can-Fite hereby grants to CKD a royalty-free, non-exclusive license to use and exploit the Joint Inventions in connection with the Product in the Territory in the Field in accordance with this Agreement. CKD shall prepare, file, prosecute and maintain any and all patents and patent applications related to CKD Inventions; Can-Fite shall prepare, file, prosecute and maintain any and all patents and patent applications related to Can-Fite Inventions, and Can-Fite and CKD shall, jointly, prepare, file, prosecute and maintain any and all patents and patent applications related to the Joint Inventions.

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10.3       Enforcement of Licensed Technology. If either Can-Fite or CKD has knowledge of any infringement or likely infringement of the Licensed Patents or unauthorized use of the Licensed Know-How in the Territory, then the Party having such knowledge shall promptly inform the other Party in writing, and the Parties shall promptly consult with one another regarding the action to be taken. Unless the Parties otherwise mutually agree, Can-Fite shall have the initial right, using counsel of its choice, to enforce such Licensed Technology or defend any declaratory action with respect thereto, at its sole expense, and CKD shall give all reasonable assistance to Can-Fite in such action. If Can-Fite exercises such right, then Can-Fite shall control the strategy of such action and, provided that Can-Fite either receives CKD’s consent or is required by law, Can-Fite may use CKD’s name in connection with such action. If the infringement or likely infringement of the Licensed Patents would be the basis of a potential action solely within the Field in the Territory, and if Can-Fite declines to commence such action, then CKD shall have the right, but not the obligation, to commence such declined action with respect to such infringement within the Field in the Territory; provided that, prior to CKD’s commencement of any such declined action, CKD shall reasonably consider Can-Fite’s reasons for declining to commence the action. In the event that CKD elects, in its sole discretion and at CKD’s sole expense, to commence such declined action, (i) CKD shall reasonably consider Can-Fite’s input with respect to such declined action; (ii) Can-Fite shall give all reasonable assistance to CKD in such action; and (iii) CKD may use Can-Fite’s name in connection with such action. CKD shall keep Can-Fite reasonably apprised of the progress of any such action commenced by CKD.

10.4       Infringement of Third Party Patents. If CKD, or any of its Affiliates or Sublicensees, is sued by a Third Party for infringement of a Third Party’s patent rights in the Territory because of the manufacture, use or sale of the Product in the Territory, CKD shall promptly notify Can-Fite in writing of such suit, and the Parties shall consult each other to agree upon the course of action to be taken. Unless otherwise agreed in writing by the Parties, Can-Fite shall have the obligation, to control the defense of such suit in the Territory with counsel of its choice, at its own expense. CKD shall have the right to be represented by advisory counsel of its own selection at its own expense, and CKD shall reasonably cooperate in the defense of such suit and furnish to Can-Fite all pertinent evidence and reasonable assistance in CKD’s control.

10.5       Recoveries; Settlement. In the event that either Party recovers any amounts from any litigation or settlement under Section 10.3 or 10.4, such amounts shall first be applied to reimburse Can-Fite and CKD for their respective actual out-of-pocket expenses, or equitable proportions thereof. Any remaining amount shall be retained by the Party that controlled such litigation or entered into such settlement; provided, however, that if CKD is the Party retaining any such remaining amount, then such remaining amount shall be deemed to be Product Net Sales hereunder and the payment to Can-Fite based on such Net Sales will be paid by CKD. The Parties shall keep one another informed of their respective activities concerning, and the status of, any litigation or settlement thereof concerning an Invention, the Licensed Technology, the Product; provided, however, that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by a Party pursuant to this Article 10 may be entered into without the written consent of the other Party if such settlement would require the other Party to be subject to an injunction or to make a monetary payment or would otherwise adversely affect the other Party’s rights under this Agreement.

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10.6       Trademark Infringement. CKD shall promptly call to the attention of Can-Fite the use by any Third Party of any Trademark or any trademark similar to or dilutive of the Trademarks, of which it becomes aware. Can-Fite shall have the right to decide whether or not to bring proceedings against such Third Parties, giving commercially reasonable consideration to any reasonably anticipated, material adverse effect(s) on CKD’s business (to the extent CKD has provided written information to Can-Fite regarding such reasonably anticipated, material adverse effect(s)). Such proceedings shall be at the expense of Can-Fite. CKD shall cooperate fully with Can-Fite to whatever extent is deemed reasonably necessary by Can-Fite to prosecute such action. In the event that Can-Fite recovers damages from prosecution of such action, Can-Fite shall retain all amounts received for such damages, except that CKD shall be entitled to reimbursement of its costs, expenses, and attorneys’ fees attributable to such action (or in proportionate amounts thereof, should Can-Fite recover an insufficient amount for both Parties’ such costs and expenses).

ARTICLE 11.
REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

11.1       Can-Fite Representations and Warranties. Can-Fite hereby represents and warrants as of the Effective Date that: (i) it has the right, power and corporate authority to enter into this Agreement and to make the promises set forth in this Agreement; (ii) it owns or Controls the Licensed Technology and has the right to grant the rights and licenses herein to CKD in the Territory; (iii) the execution, delivery and performance of this Agreement do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor to its Knowledge, violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; (iv) the Commercialization of the Product in the Field in the Territory can be carried out in the manner reasonably contemplated as of the Effective Date without infringing any issued patents owned or controlled by a Third Party, (v) there are no actual or, to its Knowledge, threatened suits or claims by any Third Party alleging that the use by Can-Fite or CKD of the Licensed Technology will constitute an infringement or other violation of a patent of such Third Party, (vi) there is no Third Party infringement of the Licensed Technology or misappropriation of the Licensed Know-How existing as of the Effective Date, (vii) none of Can-Fite or any of its Affiliates are bound by any non-competition agreements related to the Product, (viii) Can-Fite has complied with all Laws in connection with the prosecution of the Licensed Patents, including the duty of candor owed to any patent office pursuant to such Laws, (ix) Can-Fite has not granted any rights with respect to the Product and/or the Licensed Technology in the Field in the Territory, in each case, to any person or entity other than CKD, and (x) as of the Effective Date, Can-Fite has not received, with respect to the Product, any written communication (including any warning letter, untitled letter, or similar notices) from any Regulatory Authority and, there is no action pending or, to its Knowledge, threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that with respect to the Product, Can-Fite is not currently materially in compliance with any and all applicable Laws implemented by such Regulatory Authority. Can-Fite has not received any written notice from any Regulatory Authority claiming that the research, development, manufacture, use, offer for sale, sale, or import of the Product is not in material compliance with all applicable Laws and permits. Can-Fite shall notify CKD in the event that Can-Fite receives any such written communication or upon the commencement of any such action.

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11.2       CKD Representations and Warranties. CKD hereby represents and warrants as of the Effective Date that: (i) it has the right, power and corporate authority to enter into this Agreement and to make the promises set forth in this Agreement; and (ii) the execution, delivery and performance of this Agreement do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor to its Knowledge, violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

11.3       Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, CAN-FITE EXPRESSLY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE CONFIDENTIAL INFORMATION, INGREDIENT, PRODUCT, MANUFACTURING PROCESS, LICENSED PATENTS OR LICENSED KNOW-HOW, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, NON INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE LICENSED PATENTS.

11.4       Limitation of Liability. EXCEPT IN THE EVENT OF THE BREACH OF ANY CONFIDENTIALITY UNDERTAKINGS HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES OF ANY KIND (INCLUDING DAMAGES FOR INTERRUPTION OF BUSINESS, PROCUREMENT OF SUBSTITUTE GOODS, LOSS OF PROFITS, OR THE LIKE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION SHALL BE GIVEN FULL EFFECT EVEN IF ANY REMEDY SPECIFIED IN THIS AGREEMENT IS DEEMED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

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ARTICLE 12.
INDEMNIFICATION AND INSURANCE

12.1       By Can-Fite. Can-Fite shall indemnify, defend and hold CKD, its Affiliates, directors, employees, agents and representatives (collectively, “CKD Indemnitees”) harmless from and against all claims, causes of action, costs (including reasonable attorney fees and expenses), losses or liabilities (collectively, “Losses”) of any kind that are asserted by a Third Party to the extent the Losses arise from: (i) breach of any obligations of Can-Fite under this Agreement, including Can-Fite’s representations and warranties in Section 11.1 and any covenants and agreements set forth herein; (ii) the negligent act or omission or willful misconduct of Can-Fite, its Affiliates, or the officers, directors, employees, agents or representatives of Can-Fite or its Affiliates; or (iii) the infringement of any Third-Party patent rights by Can-Fite or CKD in the use of the Licensed Technology under this Agreement. The foregoing indemnity under subsections (i) – (iii) shall not apply to the extent that such Losses arise out of or result from the gross negligence or willful misconduct of any of the CKD Indemnitees or Sublicensees, or to the extent that CKD has an indemnification obligation under Section 12.2 with respect to the Losses, in which case each Party shall indemnify the other to the extent of its respective liability for such Losses.

12.2       By CKD. CKD shall indemnify, defend and hold Can-Fite, its Affiliates, Can-Fite Other Licensee(s), directors, employees, agents and representatives (collectively, “Can-Fite Indemnitees”) harmless from and against all Losses of any kind that are asserted by a Third Party to the extent the Losses arise from: (i) breach of any obligations of CKD under this Agreement, including CKD’s representations and warranties in Section 11.2 and any covenants and agreements set forth herein; (ii) the negligent act or omission or willful misconduct of CKD or any of its Affiliates, officers, directors, employees, agents or representatives in the performance of their obligations under this Agreement; or (iii) the development, marketing, selling, handling or distribution by or on behalf of CKD of the Product (as applicable) in the Territory. The foregoing indemnity under subsections (i) – (iii) shall not apply to the extent that such Losses arise out of or result from the gross negligence or willful misconduct of any of the Can-Fite Indemnitees, or to the extent that Can-Fite or its Affiliates has an indemnification obligation under Section 12.1 with respect to the Losses, in which case each Party shall indemnify the other to the extent of its respective liability for such Losses.

12.3       Procedure. Each Party will promptly notify the other Party in writing in the event it becomes aware of a Third Party claim, action or suit for which indemnification may be sought hereunder (provided that the failure to give such notice promptly will not prejudice the rights of an Indemnified Party, except to the extent that the failure to give such prompt notice materially adversely affects the ability of the Indemnifying Party to defend the claim, action or suit). In the event that any Third Party claim, action or suit is instituted against a Party in respect of which indemnity may be sought pursuant to this Article 12, promptly after such Party (the “Indemnified Party”) notifies the other Party (the “Indemnifying Party”) in writing, the Indemnifying Party and the Indemnified Party shall meet to discuss how to respond to such claim, action or suit. The Indemnifying Party shall control the defense of such claim, action or suit. The Indemnified Party shall cooperate with the Indemnifying Party in the defense of such claim, action or suit, at the expense of the Indemnifying Party. In any such proceeding, the Indemnified Party shall also have the right to retain its own counsel at its own expense. The Indemnifying Party shall not be liable for Losses or Third Party liabilities with respect to a claim, action or suit settled or compromised by the Indemnified Party without the Indemnifying Party’s prior written consent. No offer of settlement, settlement or compromise by the Indemnifying Party shall be binding on an Indemnified Party without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless such settlement fully releases the Indemnified Party without any liability, loss, cost or obligation to such Indemnified Party.

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12.4       Insurance. Each Party will have in force prior to the First Commercial Sale and shall maintain in good standing throughout the Term of this Agreement and for a period extending to the end of the remaining shelf life of the last remaining Product(s), product liability insurance policies in respect of the Product(s) with an internationally recognized insurer or insurers licensed to do business in the Territory in an amount not less than $5 million per occurrence, on such terms and conditions as are customary in the industry, and shall list the other Party as an additional insured on such policy(ies). Each Party shall provide proof of such insurance to the other Party within ten (10) days prior to the First Commercial Sale and thereafter from time to time within thirty (30) days of request of proof of such insurance. For the avoidance of doubt and notwithstanding any such insurance policy, the Parties obligations and rights under Section 12.1 shall not be diminished or relieved.

ARTICLE 13.
CONFIDENTIALITY AND PUBLICITY

13.1       Treatment of Confidential Information. The Parties agree that during the Term of this Agreement, and for a period of five (5) years after this Agreement expires or terminates, the Receiving Party of Confidential Information of the Disclosing Party will (i) maintain such Confidential Information in confidence to the same extent the Receiving Party maintains its own confidential or proprietary information or trade secrets of similar kind and value; (ii) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures to its Affiliates and Can-Fite’s Other Licensee(s) who agree to be bound by obligations of non-disclosure and non-use at least as stringent as those contained in this Article 13; and (iii) not use Confidential Information for any purpose except those purposes permitted by this Agreement. Neither Party will knowingly disclose to the other Party any Third Party information or know-how that such Party does not have the legal right to disclose to the other Party and/or which it has a contractual obligation not to disclose to the other Party.

13.2       Authorized Disclosure. Notwithstanding the foregoing Section 13.1, a Receiving Party may disclose Confidential Information of the Disclosing Party:

(i)	to the extent and to the persons and entities as required by an applicable Law, rule, regulation, legal process, court order or the rules of any securities exchange on which any security issued by either Party is traded or of a Regulatory Authority; or

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(ii)	as necessary to file, prosecute or defend those patent applications or patents for which either Party has the right to assume filing, prosecution, defense or maintenance, pursuant to Article 10 of this Agreement; or

(iii)	to prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any disclosure is necessary.

Provided that, the Receiving Party required or intending to disclose the Disclosing Party’s Confidential Information under Sections 13.2(i) or (iii) shall give advance written notice to the Disclosing Party of such required disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy, the Receiving Party is nonetheless, in the reasonable opinion of Receiving Party’s counsel, required to disclose Confidential Information of the Disclosing Party under Sections 13.2(i) or (iii), the Receiving Party may disclose only that portion of the Confidential Information of the Disclosing Party which such counsel advises in writing is legally required to be disclosed; provided that the Receiving Party shall preserve the confidentiality of such Confidential Information to the fullest extent possible, including, without limitation, by cooperating with the Disclosing Party in its efforts to secure confidential or protective treatment of such Confidential Information or to obtain a protective order or other remedy.

13.3       Other Permitted Disclosures. Either Party may disclose Confidential Information received under this Agreement to existing or potential investors, acquirers, merger partners, collaborators, consultants, contractors, distributors or licensees, or to professional advisors (e.g., attorneys, accountants and investment bankers) involved in such activities, for the limited purpose of evaluating such investment, transaction, or license and under appropriate conditions of confidentiality, only to the extent necessary and with the agreement by these permitted individuals to maintain such Confidential Information in strict confidence.

13.4       Publicity; Terms of this Agreement. The Parties will mutually agree upon the text of a press release announcing the execution of this Agreement. Except for such press release, neither Party shall (i) originate any publicity, news release or other public announcement, written or oral, whether to the public press, stockholders or otherwise, relating to this Agreement, any amendment hereto or performance hereunder, or (ii) use the name of the other Party in any publicity, news release or other public announcement, except (a) with the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, or (b) as required by applicable law (including the rules and regulations imposed by the jurisdiction or trading platform where the shares of either Party are traded), in which case the originating Party shall submit to the other Party (for review and any proposed modifications, as well as the Parties’ coordination, prior to such disclosure or use) each such required disclosure, and shall comply with the terms of Section 13.2. The terms of this Agreement shall be deemed to be the Confidential Information of each Party.

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ARTICLE 14.
TERM AND TERMINATION

14.1       Term of this Agreement. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to this Article 14, will remain in full force and effect until ten (10) years from the date of the First Commercial Sale (the “Initial Term”). This Agreement will be automatically renewed for additional three (3) year periods (each a “Renewal Term” and together with the Initial Term, the “Term”) unless either Party gives to the other Party notice of termination at least six (6) months prior to the expiry of the then current Term. The terms and conditions for any transactions between the Parties relating to the Product after any termination or expiration hereunder shall be as separately negotiated and agreed upon by the Parties.

14.2       Termination by CKD. CKD shall have the right to terminate this Agreement upon providing thirty (30) days prior written notice to Can-Fite, in the event that Can-Fite fails to achieve Successful Completion of the on-going Can-Fite Phase II Clinical Trial.

14.3       Termination by Can-Fite. Can-Fite shall have the right to terminate this Agreement upon providing thirty (30) days prior written notice to CKD, in the event that (i) CKD fails to achieve any of the Commercialization Milestones detailed in Exhibit A attached hereto or (ii) CKD fails to purchase that number of Products from Can-Fite that will allow CKD to meet at least 60% of the Target Annual Net Sales on any two (2) or more consecutive years in which CKD fails to purchase that number Products from Can-Fite as set forth under 7.3.3.

14.4       Termination for Material Breach. If either Party (the “Breaching Party”) materially breaches any of its representations, warranties, covenants or obligations under this Agreement, the other Party (the “Non-Breaching Party”) shall have the right to terminate this Agreement upon providing written notice to the Breaching Party, ninety (90) days after such written notice, if the Breaching Party is in breach and has failed to cure such breach within the ninety (90) days notice period; provided, however, that if a breach is not reasonably susceptible of cure within the ninety-day cure period above, and the Breaching Party proposes and has initiated a reasonable course of action to cure such breach and has acted diligently and in good faith to begin to cure the breach within such ninety-day period, such cure period shall be extended as reasonably necessary to permit the breach to be cured. All amounts due hereunder that are not in dispute shall continue to be timely paid.

14.5       Termination for Insolvency. This Agreement may be terminated at any time by a Party’s prior written notice upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against the other Party (the “Bankrupt Party”), or upon an assignment of a substantial portion of the Bankrupt Party’s assets for the benefit of its creditors; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding, such right to terminate shall only become effective if the proceeding is not dismissed within sixty (60) days after the filing thereof.

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14.6       Effect of Expiration or Termination.

14.6.1       Accrued Obligations. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

14.6.2       Survival. The expiration or termination of this Agreement shall not affect (i) the rights or obligations of either Party hereto which shall have accrued hereunder prior to such expiration or termination, and (ii) the rights and obligations of the Parties at law or in equity, which from the context thereof, are intended to survive termination or expiration of this Agreement. Without limiting the foregoing sentence, the provisions of Article 1, to the extent definitions are embodied in the following listed Articles and Sections of this Agreement; the provisions of Sections 2.1, 2.2, 2.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 8.2, 8.3 and Article 6, but only if CKD has a fully paid-up license under Section 2.1; Sections 2.5 and 2.6; Sections 7.5, 9.1, 9.2 and 9.3, to the extent payment obligations thereunder have accrued but not been paid; Sections 9.4, 9.5, 9.6, 9.7 and 9.8, 10.1, 10.2, 10.6, 11.3, 11.4, 14.5, 14.6, 16.3, 16.4, 16.5, 16.6, 16.7, 16.8, 16.9; Articles 12 and 13; and Article 15, with respect to Disputes arising during the term of the Agreement that have not been resolved, shall survive the expiration or termination of this Agreement for any reason. In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall survive, but only to the extent required for the observation and performance of the aforementioned surviving portions of this Agreement.

14.6.3       Termination of Licenses. Upon earlier termination of this Agreement by Can-Fite for CKD's non-achievement of the Commercialization Milestones under Section 14.3, CKD’s uncured material breach under Section 14.4, or CKD’s insolvency under Section 14.5, or by Can-Fite for CKD’s failure to proceed with Product development pursuant to Section 5.3, all licenses and rights granted to CKD hereunder shall terminate and CKD will immediately cease to develop and commercialize Product.

14.6.4       Disposition of Inventory. Upon termination or expiration of this Agreement, CKD shall have the right for a period of one hundred and eighty days (180) to sell any Product in its inventory. Thereafter, CKD shall return any remaining inventory to Can-Fite at the original purchase price for such Product, with a linear discount of up to 50% dependent on the remaining shelf life of the Product upon return.

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14.6.5       Reassignment of Regulatory Approvals. If this Agreement is early terminated by Can-Fite under Section 14.3 for CKD's non-achievement of the Commercialization Milestones, CKD’s uncured material breach under Section 14.4, or CKD’s insolvency under Section 14.5, or by Can-Fite for CKD’s failure to proceed with Product development pursuant to Section 5.3, CKD shall ensure that all Regulatory Filings and Marketing Authorizations in the Territory relating to the Product are assigned to Can-Fite (to the extent legally permissible in the Territory) within a reasonable time after termination of CKD’s rights under this Agreement, subject to Can-Fite’s payment to CKD of a two percent (2%) royalty on Net Sales of any Product that is the subject matter of such assigned Regulatory Filings and/or Marketing Authorizations; provided that such royalty payment obligation of Can-Fite shall only continue until such time that the total royalty payments delivered by Can-Fite equal an amount that reimburses CKD for all of the costs of Clinical Studies and its portion of the costs of the Non-Clinical Studies and other internal and external costs directly arising from or in connection with preparation and submission of such assigned Regulatory Filings and/or Marketing Authorizations that were reasonably borne by CKD prior to such early termination of this Agreement. Any costs incurred by CKD for such assignment or transfer shall be at CKD’s expense. In the event that no such assignment and/or transfer pursuant to this Section 14.6.5 may legally be made, then, at the request of Can-Fite, CKD shall surrender such Regulatory Filings and/or Marketing Authorizations for cancellation. To the extent that such assigned Regulatory Filings and/or Marketing Authorizations are related to the Product, all such data, files, materials, information, filings and approvals shall thereafter be deemed to be Can-Fite’s Confidential Information and subject to Article 13 of this Agreement. CKD further agrees to execute and deliver such instruments and take such other actions as Can-Fite shall reasonably request in order to carry out this provision.

14.7       Return of Confidential Information. Upon earlier termination of this Agreement by either Party or the expiration of the Term (or any extended Term), the Receiving Party shall immediately cease to use the Disclosing Party’s Confidential Information and promptly thereafter the Receiving Party shall, at the Receiving Party’s option, either return to the Disclosing Party or destroy all data, drawings, memoranda, notes and other written materials (including summaries, records, descriptions, modifications, drawings and adaptations that have been made from any such materials), together with any magnetic media and computer stored information, and all copies thereof, embodying or containing any of the Disclosing Party’s Confidential Information that are in the possession or control of the Receiving Party or its contractors or agents; provided, however, that one (1) copy of such Confidential Information may be retained by the Receiving Party on a confidential basis for archival purposes only. Any destruction of Confidential Information pursuant to the preceding sentence shall be promptly confirmed by a written certificate executed by an authorized officer of Receiving Party.

ARTICLE 15.
DISPUTE RESOLUTION

15.1       Negotiation. The Parties shall attempt in good faith to resolve any and all disputes that arise between them promptly, voluntarily and amicably. Any dispute arising between the Parties relating to, arising out of, or in any way connected with this Agreement, or any term or condition hereof, or the performance by either Party of its obligations hereunder (a “Dispute”), whether before or after expiration or termination of this Agreement, which is not settled by the Parties within thirty (30) days after written notice of such Dispute is first given by one Party to the other Party in writing, will be referred to a senior executive designated by Can-Fite and a senior executive designated by CKD who are authorized to settle such Dispute on behalf of their respective companies (“Senior Executives”). The Senior Executives will meet (or confer by telephone or video conference) within thirty (30) days after the end of the initial 30-day period referred to above, at a time and place mutually acceptable to both Senior Executives. If the Dispute has not been resolved by the Senior Executives within thirty (30) days after the end of the initial 30-day period referred to above (or such longer time period as may be mutually agreed upon by the Senior Executives), the Dispute will be resolved in accordance with the remainder of this Article 15.

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15.2       Arbitration. If a Dispute is not resolved in accordance with Section 15.1, the Parties hereby agree to resolve such Dispute by final and binding arbitration administered under the then-current Rules of Arbitration of the International Chamber of Commerce (“ICC”).

15.2.1       Commencement of Arbitration Proceeding; Arbitrator. Following failure of the Senior Executives to resolve a Dispute under Section 15.1, either Party may commence such arbitration proceeding in accordance with this Section 15.2 and the ICC rules, and shall simultaneously notify the other Party in writing of such commencement. The arbitration shall be conducted by one (1) neutral arbitrator, to be mutually selected by the Parties within thirty (30) days of the commencement of the proceeding; provided that if the Parties are unable to mutually select such arbitrator within such 30-day period, then the Parties shall either mutually agree to extend such period or one neutral arbitrator will be selected by Can-Fite within such thirty (30) day period, one neutral arbitrator will be selected by CKD within such thirty (30) day period, and such two selected arbitrators shall, within thirty (30) days after the first two arbitrators have been selected, appoint the single neutral arbitrator who shall preside over the arbitration proceeding.

15.2.2       Arbitration Proceeding and Venue. The arbitration and all related hearings, proceedings and written submissions will be in the English language. The arbitration proceeding shall be held in New York City (unless the Parties mutually agree in writing on a different venue). Each Party shall bear its own expenses (including the fees and expenses of its attorneys, consultants and witnesses) in connection with the arbitration proceeding, and each Party shall, on an ongoing basis, pay one-half (½) the fees and expenses of the ICC and the arbitrator(s).

15.2.3       Decision; Enforcement. The decision of the arbitrator shall be the sole and exclusive remedy of the Parties, shall be final and shall be fully and irrevocably accepted by the Parties. The arbitrator shall announce his/her decision and award, and the reasons therefor, in writing. The prevailing Party may enforce such decision against the other Party in any court having jurisdiction. In any arbitration proceeding hereunder, the arbitrator will not have the right to modify the terms and conditions of this Agreement. The Parties will exert reasonable efforts to have the decision and award rendered within six (6) months after a Party commences the arbitration proceeding.

15.3       Court Actions; Injunctive Relief. Notwithstanding the above, to the full extent allowed by law, either Party may bring an action in any court of competent jurisdiction for injunctive relief (or any other provisional remedy) to protect the Parties’ rights or enforce the Parties’ obligations under this Agreement. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of patents or other proprietary or intellectual property rights.

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ARTICLE 16.
MISCELLANEOUS

16.1       Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to fire, floods, earthquake, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party; provided, however, that the Party so affected shall use Commercially Reasonable Efforts to avoid or remove such causes of nonperformance, and shall continue to perform hereunder with reasonable dispatch whenever such causes are removed. Either Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

16.2       Assignment. This Agreement may not be assigned or otherwise transferred by one Party without the prior written consent of the other Party; except that Can-Fite shall have the right to assign this Agreement in connection with the transfer or sale of all or substantially all of its assets relating to the Product with prior notice to CKD of such proposed assignment.

16.3       Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of this Agreement in any other jurisdiction.

16.4       Notices. All notices, requests, consents and other communications given or made by a Party under this Agreement shall be in writing and shall be deemed given (i) five (5) days after mailing when mailed (by registered or certified mail, postage paid, only), (ii) on the date sent when made by facsimile transmission with confirmation of receipt (with hard copy to follow by registered or certified mail, postage paid, only), or (iii) on the date received when delivered in person or by reputable overnight courier; provided that notices and communications with respect to administrative matters under this Agreement (but not legal matters or matters pertaining to rights or obligations under this Agreement), may be provided by e-mail and will be deemed given when sent. All notices shall be provided to the address set forth below or such other place as such Party may from time to time designate in writing:

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If to Can-Fite:	Can-FiteBioPharma, Ltd.
10 Bareket St.
PetachTikva, Israel
Attention: Dr. Pnina Fishman, Chief Executive Officer
Facsimile: +972.3.924.9378
E-Mail: pnina@canfite.co.il

with a copy to:	Doron, Tikotsky, Kantor, Gutman, Cederboum & Co.
12 Abba Hillel Street,
Ramat Gan, Israel 52506
Attention: Ronen Kantor
Facsimile: +972-3-6133372
E-mail: rkantor@dtkgc.com

and to:	McDermott Will and Emery LLP
30 Madison Avenue
New York, NY 10173
USA
Attention: Gary Emmanuel
Facsimile: +212 5475541
E-mail: gemmanuel@mwe.com

If to CKD:	Chong Kun Dang Pharmaceutical Corporation, Ltd.
8, Chungjung-ro, Seodaemun-gu, Seoul, 03742. Republic of Korea
Attention: Miyeop Lee, Head of Business Development
Facsimile: +82-[2-3149-7813]
E-mail: miyeoo@ckdpharm.com

16.5       Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of State of New York without reference to conflicts of laws principles.

16.6       Entire Agreement; Amendment. This Agreement and the Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. In the event of any conflict or inconsistency between any provision of any Exhibit hereto and any provision of this Agreement, the provisions of this Agreement shall prevail. All express or implied agreements and understandings, either oral or written, heretofore made, including the CDA, are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

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16.7       Official Language. The language of this Agreement and of any documents, papers or proceedings required by or under this Agreement, including any such documents, papers or proceedings that arise under Article 15, shall be English. Any Party requesting or requiring translations of such documents, papers or proceedings shall bear all costs and expenses of such translations.

16.8       Independent Contractors. It is expressly agreed that Can-Fite and CKD shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Can-Fite nor CKD shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so.

16.9       Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

16.10       Counterparts. This Agreement may be executed in counterparts by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representative as of the date first above written.

CAN-FITE BIOPHARMA, LTD.		CHONG KUN DANG PHARMACEUTICAL
CORPORATION, LTD.

By:		By:
Name:	Pnina Fishman	Name:
Title:	CEO	Title:

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EXHIBIT A

COMMERCIALIZATION MILESTONES

Filing of relevant documentation with MFDS for the obtaining of orphan drug designation for the Product in the Territory	Six (6) months from the date on which Can-Fite has provided CKD with the Can-Fite Phase II Clinical Trial study report.
Filing of relevant documentation with MFDS for the obtaining of Marketing Authorization for the Product in the Territory	Six (6) months from such time as Can-Fite has obtained Marketing Authorization in any of the United States, EMA and/or Japan, other than the Territory.
Commencement of First Commercial Sale	Three (3) months from the National Health Insurance Price received from NHIS.

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EXHIBIT B

LICENSED PATENTS

DETAILS*	TITLE**

*       In case of a PCT application, the Licensed Patent is the Korean patent that will be granted on a national Korean patent application filed on the basis of the PCT application; in case of a US Provisional application, the Licensed Patent will be a Korean patent which claims priority from the US Provisional application.

**       The title is for identification purposes only. The title on file may be different or may be amended by Can-Fite or by the Korean Patent Office.

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EXHIBIT C

Terms of the Supply Agreement

1.	Manufacture and Delivery of the Product

1.1	Forecasts, Orders.

(a)       Forecasts; Firm Orders.

(i)       CKD shall submit to Can-Fite, at least six (6) months prior to the estimated Commercial Launch, a written forecast for the first twelve (12) month period of the quantity of Product (a “Forecast”) that CKD desires to have delivered to it for Commercial Launch purposes. The Parties agree that the Product quantities specified in CKD’s initial Forecast, represent CKD’s launch quantities of the Product. Thereafter, on or before the tenth (10) calendar day of each month during the Term, CKD shall provide a written, updated consecutive twelve (12) month Forecast (on 10th of January, the Forecast will be until the 10th of January of the next year, on 10th of February, the Forecast will be until the 10th of February of the next year, etc) of the Product, including the expected purchase order dates and shipping dates for each order during the following twelve (12) consecutive calendar month period beginning on the first day of the following calendar month. Can-Fite acknowledges that such Forecasts are only estimates of CKD’s purchase order requirements of the Product and that CKD shall not be bound by any such estimate, except that beginning after the Commercial Launch (A) the portion of the Forecast commencing on the first day of the Forecast period and ending on the last day of the third full calendar month after the first day of the Forecast period shall be deemed a firm order period for which CKD is obligated to issue purchase orders and take ownership of Product requirements (each, a “Firm Order”) and (B) the first two months of each Forecast will repeat the balance of the Firm Order period of the prior Forecast, and the first three months of the Forecast shall constitute the new Firm Order period for which CKD is obligated to purchase and take delivery of the forecasted Product, and (C) the third month of the Firm Order period may vary by up to twenty percent (20%) from that set forth on the fourth month of the prior Forecast.

(ii)       Can-Fite shall have no liability to CKD for any failure or inability to supply CKD in the third month of the Firm Order, with quantities of Product in excess of amounts described in Section 1.1(a)(i)(C).

(iii)       Can-Fite shall notify CKD if Can-Fite determines that it will be unable to meet the quantities of Product in excess of Can-Fite’s obligations as contemplated in Section 1.1(a)(ii), as soon as practicable but in any event within ten (10) days after receiving the applicable purchase orders from CKD.

(b)       Purchase Orders.

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(i)       CKD shall deliver to Can-Fite its initial purchase order for the Product within one hundred and twenty (120) days prior to the shipping date required by CKD. The initial purchase order for the Product shall be for sufficient quantities to satisfy sales requirements of CKD for no less than the first three (3) months of sales of Product. The purchase order shall specify the location to which Product is to be shipped and the date by which Product must be shipped to such location.

(ii)       During the Term, CKD shall submit to Can-Fite, purchase orders for the last month of each Firm Order period no later than one hundred and five (105) days (“Deadline Date”) prior to the required shipping date, identifying the quantities of Product. The purchase order shall also specify the location to which Product is to be shipped and the date by which the Product must be shipped to such location. Such purchase orders shall comply with the Firm Order period provisions set out in Section 1.1(a). If a purchase order for any month is not submitted by the Deadline Date, CKD shall be deemed to have submitted a purchase order for such month for the amount of Product set forth in CKD’s most recent Forecast for such month.

(iii)       In the event that a purchase order requires an amount higher than one hundred and twenty percent (120%) of the amount set forth in the Forecast for a given month (the “Additional Quantity”), Can-Fite shall either (i) confirm to CKD its acceptance of such purchase order with respect to the Additional Quantity within ten (10) calendar days of receipt of such purchase order or (ii) in the event that Can-Fite cannot supply the Additional Quantity indicated in such purchase order, Can-Fite shall provide CKD within such ten (10) day period with a delivery schedule for such Additional Quantity which Can-Fite will commit to meet.

(c)       Batch Sizes. Once the validation batch inventories have been depleted, Forecasts and purchase orders shall be in minimum batch sizes which are commercially reasonably under the specific circumstances of this Agreement as determined by the parties jointly in good faith.

(d)       Satisfaction by Can-Fite Affiliates and Approved Manufacturers. Can-Fite may cause any Affiliate or its Approved Manufacturer to satisfy any of the obligations of Can-Fite under this Exhibit C. Notwithstanding the previous sentence, Can-Fite shall remain fully responsible and liable to CKD for the performance of all terms of this Exhibit C by its Affiliates or Approved Manufacturers. Can-Fite shall take all commercial and reasonable actions to meet the standards and/or requirements of the MFDS, if any, that may be imposed for manufacturing facilities for the Product.

(e)       Alternative Delivery of Forecasts and Payments. Can-Fite may direct CKD, in writing, to deliver its Forecasts, purchase orders and payments to an Affiliate of Can-Fite or an Approved Manufacturer, with a copy to Can-Fite, and to receive shipments of a Product from that Affiliate or Approved Manufacturer.

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(f)       Form of Purchase Orders. All purchase orders placed by CKD hereunder shall be in a form agreed to between the Parties, and CKD shall send such purchase orders by email, courier or mutually agreed upon method. Except for terms relating only to quantities, shipping dates and delivery destinations, none of the terms and conditions contained in any purchase order, invoice or similar documents shall have any effect upon or change the provisions of this Agreement unless signed by both Parties and specifically stating that the Parties intend to vary the terms hereof.

1.2	Method of Delivery of Product.

Can-Fite shall notify CKD of, as applicable, the location of the Approved Manufacturer or and of any change thereto. CKD shall advise Can-Fite in writing at least fifteen (15) days in advance of the scheduled shipping date specified in the applicable purchase order of the carrier to be used to ship the Product to CKD. CKD will cause such carrier to comply with all applicable Laws for the shipment of the Product. Can-Fite shall determine the appropriate carrier if Can-Fite receives no direction from CKD at least fifteen (15) days in advance of the scheduled shipping date specified in the applicable purchase order to use a particular carrier. Can-Fite shall deliver all quantities of Product to CKD [***] (Incoterms 2010), and risk of loss and title to Product shall pass to CKD immediately upon the delivery of the Product to the warehouse or facility designated in writing by CKD. Can-Fite shall be responsible for all freight, insurance, handling, fees, taxes and other customs and import formalities and costs associated with shipment or importation of the Product to CKD.

1.3	Acceptance, Rejection and Revocation of Acceptance.

(a)       Can-Fite shall provide a certificate of analysis and other documents (collectively, the “COA”) in such forms as the Parties shall mutually agree upon, for any Product batch delivered to CKD hereunder certifying that such Products have been Manufactured in compliance with the GMP and all other applicable Regulatory Requirements and with an expiry date of not less than [***] shelf life of the Product (based on the Product specifications) from the date of delivery to CKD (the "Specifications").

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(b)       CKD shall inspect or shall cause to be inspected all shipments of Product promptly upon receipt. CKD may reject any Product which does not conform to the Specifications and Can-Fite’s warrant(ies) expressly provided for in the Supply Agreement for the Product pursuant to the Agreement or the Supply Agreement at the time of receipt at CKD’s location based on CKD’s normal incoming goods inspection procedures (“Patent Defect”). CKD shall make any such rejection as a result of a Patent Defect in writing, within thirty (30) days of the later of the receipt of the COA or the Product at the facility designated by CKD in the applicable Purchase Order (the “Patent Defect Stipulated Rejection Period”), to Can-Fite, and shall indicate the reasons for such rejection (the “Rejection Notice”).Any Product not conforming to Specifications or Can-Fite’s warrant(ies) expressly provided for in the Supply Agreement for the Product pursuant to the Agreement or the Supply Agreement such that the non-conformance of the Product is not readily discoverable based on CKD’s normal incoming-goods inspections (“Latent Defect”) shall be claimed by CKD to Can-Fite along with a Rejection Notice promptly upon its discovery by CKD, but in no event later than the end of the shelf life of such Product set forth under (a) above (the “Latent Defect Stipulated Rejection Period,” and together with the Patent Defect Stipulated Rejection Period, the “Stipulated Rejection Period”).

(c)       If CKD has not delivered a Rejection Notice within the Stipulated Rejection Period, CKD shall be deemed to have accepted that shipment of Product. Once CKD has accepted or has been deemed to have accepted a shipment of Product, CKD may not exercise any rights to subsequently reject such shipment under this Exhibit C.

1.4	Rejection Procedures.

(a)       After Can-Fite receives the Rejection Notice, it will evaluate process issues and the reasons given by CKD for the Rejection. Can-Fite shall use good faith efforts to promptly notify CKD whether it agrees with the basis for CKD’s rejection, but in no event shall such notice be given later than thirty (30) days of Can-Fite’s receipt of a Rejection Notice. If Can-Fite does not so notify CKD within thirty (30) days of receipt of the Rejection Notice as to whether it agrees with the basis of CKD’s rejection, Can-Fite shall be deemed to be in agreement therewith.

(b)       If Can-Fite agrees with or is deemed to agree with the basis for CKD’s rejection, Can-Fite shall promptly replace, at no cost to the CKD, such rejected Product. In the event that Can-Fite is unable to replace such Product within four (4) months of such rejection, then Can-Fite shall refund CKD of any payments received by Can-Fite for such non-conforming portion of the Product shipment upon CKD’s request.

(c)       If Can-Fite disagrees with the basis for CKD’s rejection specified in the Rejection Notice, Can-Fite shall promptly replace such rejected Product. No payment shall be due with respect to the replacement Product until it is determined which Party shall bear the burden of such cost hereunder. The Parties shall submit samples of the rejected Product to a third party laboratory selected jointly by the Parties for the purpose of adjudicating between them on the matters in disagreement under this Exhibit C(the "Third Party Laboratory"), which shall determine whether such Product meets the Specifications and, as part of this process, may also carry out a full investigation of the Manufacturing process for such Product if it reasonably believes such an investigation is necessary to resolve the disagreement. The Parties agree that the determination of the Third Party Laboratory, after it has assessed the retention samples and following any full investigation of the Manufacturing process it conducts, shall be final and determinative. If the Third Party Laboratory determines that the retained samples meet the Specifications, the rejection by CKD is deemed to be unjustified, and CKD shall promptly pay Can-Fite for any replacement Product. If the Third Party Laboratory determines that the relevant shipment of Product does not meet the Specifications, Can-Fite shall not invoice CKD for the replacement Product. The Party against whom the Third Party Laboratory rules shall also bear the fees charged by the Third Party Laboratory in connection with resolution of the disagreement, including all out-of-pocket costs of investigating the Manufacturing process.

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(d)       At Can-Fite’s election and upon authorization from Can-Fite, CKD shall destroy the rejected Product promptly and provide Can-Fite with certification of such destruction unless Can-Fite elects to have the Product returned, in which event CKD shall cooperate in arranging such return. If Can-Fite agrees with the basis for CKD’s rejection or if the Third Party Laboratory rules against Can-Fite, Can-Fite shall pay the cost of destroying or returning the Product. In all other cases, CKD shall bear such costs.

(e)       Notwithstanding any of the other provisions in this Agreement and without limiting any other provision herein, CKD agrees that the remedies set forth in this Exhibit C are CKD’s sole and exclusive remedies with respect to the rejection of Product.

1.5	Facility Audits.

Can-Fite and/or its nominee shall have the right to conduct an audit of the facilities and records of CKD and/or its Affiliates relating to the Marketing, Testing, and storage of Product and of any correspondence between CKD and/or its Affiliates and the Regulatory Authority related to Product or such facilities, during business hours upon thirty (30 Business Days prior written notice to CKD not more than once per 12 months during the Term of this Agreement, unless any Regulatory Authority raises any formal questions about the quality of the Product or the Testing and Marketing thereof which could have a material detrimental effect on the sales or use of Product, in which case Can-Fite’s audit right shall not be subject to the foregoing annual limitation until the specific issue or question has been resolved, and CKD shall promptly supply to Can-Fite all data and results relating to all Testing performed by CKD on Product.

2.	ADEs, Product Quality And Product Recalls

2.1	ADEs.

Each of Can-Fite and CKD and their respective Affiliates, Sublicensees, Approved Manufacturers, agents or other relevant parties shall inform the other of all known or suspected ADE’s associated with a Product, of which it is notified, or otherwise becomes aware, as soon as reasonably possible but in any event within ten (10) days for ADEs and forty-eight (48) hours for Serious ADEs or within any time limits required by applicable Law, whichever is shorter. “Serious ADEs” means, with respect to a serious adverse event or reaction, is any noxious and unintended response to a drug that at any dose:

●	requires in-patient hospitalization or prolongation of existing hospitalization;

●	causes congenital malformation;

●	results in persistent or significant disability or incapacity;

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●	is a congenital anomaly/birth defect;

●	is a medically important event or reaction;

●	results in death; or

●	is life-threatening.

2.2	Product Complaints other than ADEs.

(a)       Each Party shall submit to the other Party, within three (3) Business Days of receipt any complaints or issues that question a Product quality (other than ADEs or performance of the Product) received by that Party or any of its Affiliates or, in the case of CKD, its Sublicensees, to which that Party must respond, together with all evidence then available and all other information relating thereto subsequently obtained or produced by either Party.

(b)       Can-Fite shall respond, in writing (including by email) or by telephone, to inquiries made by CKD relating to the Manufacturing of the Product as promptly as practicable, but in no event, later than fifteen (15) Business Days of receipt of the such inquiry, with such information as CKD may reasonably require addressing the inquiry.

(c)       Each of CKD and Can-Fite shall promptly notify the other of any notice of non-compliance with any Laws applicable to Product received from any Regulatory Authority having jurisdiction in the Territory, and of any request for or initiation of any inspection of any facility of either Can-Fite or CKD, or any Affiliate of Can-Fite or CKD, or any Sublicensee, Approved Manufacturer, that Manufactures, Tests or stores any Product.

(d)       Each Party shall inform the other of all known or suspected adverse drug reactions associated with the Product(not otherwise covered above), of which it is notified, or otherwise becomes aware, within two (2)weeks, together with all evidence then available and all other information relating thereto subsequently obtained or produced by either Party.

2.3	Product Recall.

(a)       CKD will maintain or cause to be maintained such traceability records as are necessary to permit a recall, market withdrawal or field correction of the Product including inventory withdrawal in connection with any of the foregoing (each a “Recall”).

(b)       Each Party shall promptly (but in any case, not later than twenty-four (24) hours of receipt) notify the other Party in writing of any information which indicates a Recall of any Product may be necessary, any safety or regulatory concerns, or any order, request or directive of a court or other Regulatory Authority requesting or requiring a Recall.

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(c)       To the extent permitted by circumstances, the Parties will confer before initiating any Recall. If the Parties do not agree on the need for or the extent of such a Recall, either Party may authorize the Recall.

(d)       CKD shall be responsible for the carrying out of any and all Recalls with respect to the Product in the Territory in the Field in accordance with applicable Laws.

(e)       If any Recall is required primarily and substantially because of (i) breach of Can-Fite of a representation, warranty or covenant hereunder, or (ii) failure of the Product to conform to the Specifications at the time title is transferred to the CKD, as confirmed by a mutually acceptable Third Party Laboratory, Can-Fite will be responsible for the direct costs of such Recall, will reimburse CKD, its Affiliates, and Sublicensees for all of their direct out-of-pocket costs and direct expenses related to such Recall. The Parties shall promptly discuss whether to credit or refund the Transfer Price of any Product subject to any Recall and, if the Parties are unable to agree, then Can-Fite shall supply to CKD free of cost and expense replacement Product and CKD will distribute the replacement Product.

(f)       If any Recall is required primarily or substantially in circumstances caused by the negligence, mistake, fault, error or omission of CKD, its Affiliates or Sublicensees, including any breach by CKD of a representation, warranty or covenant hereunder, CKD will be responsible for the direct costs of such Recall and will reimburse Can-Fite and its Affiliates for all of their direct out-of-pocket costs and direct expenses related to such Recall.

(g)       If any regulatory authority in any territory other than the Territory (the “Other Territory”) orders or requires the recall of any of the Products in the Other Territory, or in Can-Fite’s opinion a recall is recommended, Can-Fite will promptly notify CKD regarding such recall order or requirement and provide such information regarding such recall order or requirement as may be reasonably requested by CKD. If at any time Can-Fite believes that a recall of any of the Products is required pursuant to the laws and regulations of the Other Territory, Can-Fite will promptly notify CKD of such requirement and provide such information regarding such laws, regulations and requirements as may be reasonably requested by CKD in connection with initiating such recall. Following such notification, Can-Fite shall decide and have control of whether to conduct a recall or market withdrawal (except in the event of a recall or market withdrawal mandated by a regulatory authority, in which case it shall be required) or to take other corrective action in the Other Territory and the manner in which any such recall, market withdrawal or corrective action shall be conducted. All expenses and costs resulting from and related to the recall of the Product in the Territory as a result of a recall in a Other Territory shall be borne by the Can-Fite and Can-Fite shall promptly reimburse CKD for all out-of-pocket direct costs incurred by CKD to carry out such recall. In such case, Can-Fite shall replace the Product that has been recalled, including expedited shipping costs and costs and expenses associated with hiring or contracting with personnel to conduct the recall.

(h)       If any Recall is required under circumstances not covered in Clauses (e), (f) or (g) above, the parties will equally share the direct costs of such Recall, including direct out-of-pocket costs and expenses related to such Recall.

2.4       Cooperation as to ADE, Product Inquiries and Recalls. Each of Can-Fite and CKD shall provide to each other in a timely manner all information which the other Party reasonably requests regarding the Product in order to enable the other Party to comply with all Laws applicable to the Product in the Territory and in order to enable Can-Fite to comply with all Laws applicable to the Product outside the Territory. Without limiting the foregoing, each Party will cooperate fully with the other Party in connection with any Recall efforts.

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EXHIBIT D

TARGET ANNUAL SALES REVENUE

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EXHIBIT E

GLOBAL REPORT